================================================================================

                           MASTER REPURCHASE AGREEMENT

                                      among

                      WACHOVIA BANK, NATIONAL ASSOCIATION,
                                    as Buyer

                                       and

                                  CAPLEASE, LP

                                       and

                             Certain Special-Purpose
                          Entity Subsidiaries thereof,
                                 as the Sellers

                                       and

                          CAPITAL LEASE FUNDING, INC.,
                                as the Guarantor

                         Dated as of September 22, 2004

                                TABLE OF CONTENTS

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                                                                                                              Page
                                                                                                              ----
                                    ARTICLE I

                                  APPLICABILITY

Section 1.01        Purchase and Sale.............................................................................1

                                   ARTICLE II

                             DEFINITIONAL PROVISIONS

Section 2.01        Definitions...................................................................................1
Section 2.02        Other Definitional Provisions; Determinations by Buyer.......................................16

                                   ARTICLE III

                             INITIATION; TERMINATION

Section 3.01        Conditions Precedent to Initial Transaction..................................................16
Section 3.02        Conditions Precedent to all Transactions.....................................................16
Section 3.03        Transaction Mechanics; Related Matters.......................................................16
Section 3.04        Repurchases..................................................................................16
Section 3.05        Extension of Facility Termination Date; Increase of Maximum Amount...........................16
Section 3.06        Payment of Price Differential................................................................16

                                   ARTICLE IV

                               MARGIN MAINTENANCE

Section 4.01        Margin Adjustments...........................................................................16
Section 4.02        Margin Correction Deadline...................................................................16

                                    ARTICLE V

                      INCOME PAYMENTS; REQUIREMENTS OF LAW

Section 5.01        Income Payments..............................................................................16
Section 5.02        Requirements of Law..........................................................................16
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                                        -i-
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                                   ARTICLE VI

                                SECURITY INTEREST

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
Section 6.01        Security Interest............................................................................16
Section 6.02        Release of Security Interest.................................................................16

                                   ARTICLE VII

                          PAYMENT, TRANSFER AND CUSTODY

Section 7.01        Payment, Transfer and Custody................................................................16

                                  ARTICLE VIII

                         REPRESENTATIONS AND WARRANTIES

Section 8.01        Representations and Warranties...............................................................16

                                   ARTICLE IX

                                    COVENANTS

Section 9.01        Covenants....................................................................................16

                                    ARTICLE X

                           EVENTS OF DEFAULT; REMEDIES

Section 10.01       Events of Default............................................................................16
Section 10.02       Remedies.....................................................................................16

                                   ARTICLE XI

                                    SERVICING

Section 11.01       Seller Covenants.............................................................................16
Section 11.02       Seller as Servicer...........................................................................16
Section 11.03       Third Party Servicer.........................................................................16
Section 11.04       Event of Default.............................................................................16
Section 11.05       Modification.................................................................................16
Section 11.06       Inspection...................................................................................16
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                                        -ii-

                                   ARTICLE XII

                                    Guarantee

Section 12.01       Guarantee....................................................................................16
Section 12.02       Right of Set-off.............................................................................16
Section 12.03       No Subrogation...............................................................................16
Section 12.04       Amendments, etc. with respect to the Obligations; Waiver of Rights...........................16
Section 12.05       Guarantee Absolute and Unconditional.........................................................16
Section 12.06       Reinstatement................................................................................16

                                  ARTICLE XIII

                                  MISCELLANEOUS

Section 13.01       Indemnification and Expenses.................................................................16
Section 13.02       Single Agreement.............................................................................16
Section 13.03       Notices and Other Communications.............................................................16
Section 13.04       Entire Agreement; Severability...............................................................16
Section 13.05       Assignments and Participations; Hypothecation of Purchased Assets............................16
Section 13.06       GOVERNING LAW................................................................................16
Section 13.07       SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL......................................16
Section 13.08       Amendments; Waivers; Remedies Cumulative.....................................................16
Section 13.09       Intent.......................................................................................16
Section 13.10       Joint and Several Liability..................................................................16
Section 13.11       Periodic Due Diligence Review................................................................16
Section 13.12       Buyer's Appointment as Attorney-in-Fact......................................................16
Section 13.13       Legal Matters................................................................................16
Section 13.14       Confidentiality..............................................................................16
Section 13.15       Conflicts....................................................................................16
Section 13.16       Right of Set-off.............................................................................16
Section 13.17       Treatment of Certain Information.............................................................16

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                                      -iv-

SCHEDULES

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
Schedule 1(a)              Representations and Warranties Re: Purchased Assets Consisting of Whole Loans
Schedule 1(b)              Representations and Warranties Re: Purchased Assets Consisting of B Notes
Schedule 1(c)              Representations and Warranties Re: Purchased Assets Consisting of Mezzanine Loans
Schedule 1(d)              Representations and Warranties Re: Purchased Assets Consisting of CMBS
Schedule 1(e)              Representations and Warranties Re: Purchased Assets Consisting of Floaters
Schedule 1(f)              Representations and Warranties Re: Purchased Assets Consisting of Letter of Credit Loans
Schedule 1(g)              Representations and Warranties Re: Purchased Assets Consisting of Construction Loans
Schedule 2                 Wiring Instructions
Schedule 3                 Controlled Accounts
Schedule 4                 [reserved]
Schedule 5                 Subsidiaries
Schedule 6                 Asset Pricing
Schedule 7                 Approved Servicers

EXHIBITS

Exhibit A                  Form of Transaction Request
Exhibit B                  Form of Confirmation
Exhibit C                  Forms of Opinion
Exhibit D                  UCC Filing Jurisdictions
Exhibit E                  Form of Margin Deficit Notice
Exhibit F                  Form of Servicer Notice
Exhibit G                  Form of Custodial Agreement
Exhibit H                  Form of Account Control Agreement
Exhibit I                  Form of Release Letter(s)
Exhibit J                  Form of Compliance Certificate
Exhibit K                  Form of Purchased Asset Data Summary
Exhibit L                  Form of Pledge and Security Agreement
Exhibit M                  Form of Intercreditor Agreement
Exhibit N                  Form of Joinder Agreement for SPE Sellers
Exhibit O                  Form of Title Escrow Letter

                           MASTER REPURCHASE AGREEMENT

      MASTER REPURCHASE AGREEMENT, dated as of September 22, 2004 (as amended, restated, supplemented or otherwise modified and in effect from time to time, this "Agreement"), by and among Wachovia Bank, National Association ("Buyer"), CAPLEASE, LP, a Delaware limited partnership ("Caplease"), and certain special-purpose entity subsidiaries thereof (together with Caplease, collectively, the "Sellers", each, a "Seller") and CAPITAL LEASE FUNDING, INC., a Maryland corporation ("Parent" and "Guarantor").

      ARTICLE I APPLICABILITY
Section 1.01 Purchase and Sale. Subject to the terms and conditions hereof, from time to time during the period from and including the Effective Date (as defined below) to and including the Facility Termination Date (as defined below) Buyer may, upon request of a Seller, enter into transactions (or a series of transactions) with such Seller in which such Seller transfers certain Mortgage Assets (as defined below) to Buyer in a sales transaction against the transfer of funds by Buyer representing the purchase price for such Mortgage Assets, with a simultaneous agreement by Buyer to transfer to such Seller such Mortgage Assets in a repurchase transaction to occur on a date certain, which shall not be later than the Facility Termination Date (as defined below), against the transfer of funds by such Seller representing the repurchase price for such Mortgage Assets. Each such transaction shall be referred to herein as a "Transaction" and shall be governed by this Agreement, unless otherwise agreed in writing.

                                   ARTICLE II

                             DEFINITIONAL PROVISIONS

      Section 2.01 Definitions.

      (a) As used herein, the following terms shall have the following meanings (all terms defined in this Section 2.01 or in other provisions of this Agreement in the singular shall have the same meanings when used in the plural and vice versa). Terms otherwise not defined herein shall have the meanings assigned thereto in the Custodial Agreement."Accepted Servicing Practices": With respect to any Mortgage Asset, those mortgage servicing practices of prudent lending institutions which service Mortgage Assets of the same type as such Mortgage Asset in the jurisdiction where the related Mortgaged Property is located.

      "Account Control Agreement": An Account Control Agreement, substantially in the form attached as Exhibit H hereto, among the Sellers, Buyer, the Servicer and the Bank.

      "Act of Insolvency": With respect to any Person, (i) the filing of a petition, commencing, or authorizing the commencement of any case or proceeding under any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar law relating to the protection of creditors, or suffering any such petition or proceeding to be commenced by another which is consented to, not timely contested or results in entry of an order for relief; (ii) the seeking or consenting to the appointment of a receiver, trustee, custodian or similar official for such Person or any substantial part of the property of such Person;
(iii) the appointment of a receiver, conservator, or manager for such Person by any governmental agency or authority having the jurisdiction to do so; (iv) the making of a general assignment for the benefit of creditors; (v) the admission by such Person of its inability to pay its debts or discharge its obligations as they become due or mature; or (vi) that any governmental authority or agency or any person, agency or entity acting under governmental authority shall have taken any action to condemn, seize or appropriate, or to assume custody or control of, all or any substantial part of the property of such Person, or shall have taken any action to displace the management of such Person or to curtail its authority in the conduct of the business of such Person.

      "Additional Purchased Assets": The meaning specified in Section 4.01 of this Agreement.

      "Affiliate": With respect to any Person, any "Affiliate" of such Person, as such term is defined in the Bankruptcy Code.

      "Agreement": The meaning assigned thereto in the introductory paragraph hereof.

      "ALTA": The American Land Title Association.

      "Allocated Underlying Debt": With respect to an Underlying Mortgaged Property, any senior or pari passu indebtedness secured directly or indirectly by such Underlying Mortgaged Property, including, without limitation, any preferred equity interest or mezzanine debt that is senior to, or pari passu with, the related Mortgage Asset in right of payment or priority.

      "Asset Schedule and Exception Report": The meaning assigned thereto in the Custodial Agreement.

      "Asset Value": As of any date of determination for each Eligible Asset, with respect to a Mortgage Asset of a certain Class, the Asset Value determined by the calculations of value and Purchase Rate, as set forth on Schedule 6 therefor; provided, the following additional limitations on Asset Value shall apply:

      (a) the aggregate Asset Value of the Mortgage Assets shall be reduced to the extent that application of the Sub-Limit to the Underlying Properties securing Mortgage Assets at any time results in breach of the Sub-Limit (such reduction to be determined by the Buyer by reference to the Mortgage Assets secured by the Underlying Properties that give rise to breach of the Sub-Limit), unless waived in writing by Buyer in its sole and absolute discretion; and

      (b) the Asset Value shall be deemed to be zero with respect to each Mortgage Asset (i) in respect of which there is a breach of a representation and warranty set forth in Schedule 1 which has not been cured by the applicable Seller in accordance with the terms of this Agreement or waived in writing by Buyer (assuming each representation and warranty is made as of the date the Asset Value is determined), (ii) in respect of which the complete Mortgage Asset File has not been delivered to the Custodian within seven (7) Business Days following the Purchase Date, (iii) which has been released from the possession of the Custodian under the Custodial Agreement to Seller for a period in excess of twenty (20) calendar days or (iv) which is not repurchased in accordance
Section 3.04(b), if any other Mortgage Asset having the same Underlying Mortgaged Property is repurchased from Buyer by any Seller.

      "Assignment of Leases": With respect to any Mortgage, an assignment of leases thereunder, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the Underlying Mortgaged Property is located to reflect the assignment of leases.

      "Assignment of Mortgage": With respect to any Mortgage, an assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Underlying Mortgaged Property is located to reflect the assignment of the Mortgage to Buyer.

      "Balloon Balance": With respect to any Mortgage Asset, the total amount due or secured by the Mortgage Asset (including principal and interest) at the Mortgaged Asset's stated maturity date.

      "Bank": The meaning assigned thereto in the Account Control Agreement.

      "Bankruptcy Code": The United States Bankruptcy Code of 1978, as amended from time to time.

      "Basic Mortgage Asset Documents": The meaning assigned thereto in the Custodial Agreement.

      "B Notes": Corporate credit notes which are performing and conform to Sellers' programs and which are secured (together with an "A note" sized for customary real estate underwriting) by a first lien on the Underlying Mortgaged Property and a senior lien on payments under the applicable Credit Tenant Lease and on any unsecured claims in bankruptcy for past-due rents owing under the Credit Tenant Lease.

      "Book Value": With respect to any Mortgage Asset at any time, an amount, as certified by Seller, equal to the lesser of (a) the face, par or stated value of such Mortgage Asset or (b) the price which Seller paid for such Mortgage Asset as it may be reasonably marked down by Seller from time to time, including any loss/price adjustments, less an amount equal to the sum of all principal paydowns paid and realized losses or other write downs recognized relating to such Mortgaged Asset.

      "Business Day": Any day other than (i) a Saturday or Sunday or (ii) a day on which banks in the State of North Carolina, the State of New York, the District of Columbia, or the state in which any of the Custodian, Seller or Buyer is located is authorized or obligated by law or executive order to be closed.

      "Buyer": The meaning assigned thereto in the introductory paragraph hereof.

      "Capital Stock": Any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent equity ownership interests in a Person which is not a corporation, including, without limitation, any and all member or other equivalent interests in any limited liability company, limited partnership or general partnership, and any and all warrants or options to purchase any of the foregoing.

      "Caplease": Caplease, LP, a Delaware limited partnership.

      "Cash Equivalents": Any (a) securities with maturities of ninety (90) days or less from the date of acquisition issued or fully guaranteed or insured by the United States Government or any agency thereof, (b) certificates of deposit and eurodollar time deposits with maturities of ninety (90) days or less from the date of acquisition and overnight bank deposits of any commercial bank having capital and surplus in excess of $10,000,000 (c) repurchase obligations of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than seven days with respect to securities issued or fully guaranteed or insured by the United States Government, (d) commercial paper of a domestic issuer rated at least A-1 or the equivalent thereof by S&P or P-1 or the equivalent thereof by Moody's and in either case maturing within ninety (90) days after the day of acquisition, (e) securities with maturities of ninety (90) days or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody's, (f) securities with maturities of ninety (90) days or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the requirements of clause (b) of this definition, or (g) shares of money market, mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.

      "Class": With respect to a Mortgage Asset, such Mortgage Asset's classification as one of the following: a Whole Loan, a B Note, a Mezzanine Loan, CMBS, a Floater, a Letter of Credit Loan or a Construction Loan.

      "Closing Counsel": With respect to any Transaction involving a Wet Mortgage Asset, the attorney or law firm retained by Seller for the origination or closing of such Wet Mortgage Asset.

      "Closing Counsel Notice": A notice delivered to the Buyer from the Closing Counsel with respect to any Wet Mortgage Asset, which states that all documents required to be delivered to the Custodian in respect of such Wet Mortgage Asset pursuant to this Agreement and the Custodian Agreement are in the possession of the Closing Counsel and will be delivered to the Custodian within seven (7) Business Days of the applicable Purchase Date.

      "CMBS": Pass-through certificates representing beneficial ownership interests in one or more first lien mortgage loans secured by commercial and/or multifamily properties or other loans secured directly or indirectly by a mortgage encumbering an interest in property subject to a Credit Tenant Lease; provided, that, the Asset Value shall be equal to the lower of (a) cost, (b) Book Value or (c) Market Value.

      "Code": The Internal Revenue Code of 1986, as amended from time to time.

      "Collection Account": The account set forth on Schedule 3 established by Seller on behalf of Buyer and subject to an Account Control Agreement, into which all Income shall be deposited.

      "Confirmation": The meaning specified in Section 3.03(c).

      "Consolidated Tangible Net Worth": As of a particular date,

      (a) all amounts which would be included under capital (or any like caption) on a consolidated balance sheet of the Sellers at such date determined in accordance with GAAP, less

      (b) (i) amounts owing to any Seller from Affiliates, or from officers, employees, partners, members, directors, shareholders or other Persons similarly affiliated with any Seller or their respective Affiliates, (ii) intangible assets (including, without limitation, synthetic or derivative products and/or positions), (iii) prepaid taxes and/or expenses and (iv) the value of REO Property and Foreclosed Loans.

      "Consolidated Total Assets": At any time, all amounts which would be included as assets on a consolidated balance sheet of the Sellers, excluding (i) amounts owing to any Seller from Affiliates, or from officers, employees, partners, members, directors, shareholders or other Persons similarly affiliated with any Seller or their respective Affiliates, (ii) intangible assets (including, without limitation, synthetic or derivative products and/or positions) and (iii) prepaid taxes and/or expenses.

      "Consolidated Total Liabilities": At any time, without duplication, all amounts which would be included as liabilities on a consolidated balance sheet of the Sellers, plus all Contingent Obligations.

      "Construction Loan": A performing first priority commercial real estate whole loan entirely owned by Seller and the proceeds of which are applied to finance the acquisition of the underlying real property and the initial construction of improvements thereon and as to which scheduled construction and occupancy shall occur on or before 30 days prior to the Facility Termination Date, which loan includes, without limitation, (i) a Mortgage Note and related Mortgage, and (ii) all right, title and interest of Seller in and to the Mortgaged Property covered by such Mortgage.

      "Contingent Obligation": Without duplication, all items that would constitute "Contingent Obligations" as such term is defined under GAAP or pursuant to the reporting requirements of Sections 13 and 15 of the Securities Exchange Act of 1934, as amended.

      "Contractual Obligation": As to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

      "Control Account Holder": The holder having control under any Account Control Agreement.

      "Controlled Accounts": A collective reference to the Collection Account.

      "Credit Rating": The rating assigned by S&P and Moody's; provided, however, that in the event the ratings from S&P and Moody's are not equal, then the lower rating.

      "Credit Tenant Lease": A lease to a tenant or guaranteed by a Person with a rating of BBB- by S&P or Baa3 by Moody's, or better, which lease provides that the tenant will pay all maintenance, insurance, and property and sales taxes, or, to the extent such maintenance, insurance and/or property and/or sales tax obligations are the responsibility of Seller, such obligations will be paid by insurance, from reserves or by such other means acceptable to Buyer. Notwithstanding the foregoing, leases to tenants or guaranteed by Persons not meeting such requirements shall be deemed Credit Tenant Leases at Buyer's sole but reasonable discretion.

      "CTL": Any Whole Loan which is the Mortgage Asset subject to a Direct CTL Transaction.

      "Custodial Agreement": A custodial agreement, substantially in the form attached as Exhibit G hereto, by and among the Sellers, Buyer and Custodian, as the same may be amended, restated, supplemented or otherwise modified and in effect from time to time.

      "Custodian": Wells Fargo Bank, N.A., a national banking association and its successors in interest, as custodian under the Custodial Agreement, and any successor Custodian under the Custodial Agreement.

      "Dark Value": With respect to any Mortgage Asset, the value of the improvements subject to the Credit Tenant Lease as of the date of the most recent appraisal, assuming the improvements are vacant and without the Credit Tenant Lease in place, all as is set forth in a FIRREA Standard Appraisal commissioned by Seller and acceptable to Buyer.

      "Default": Any of the events specified in Section 10.01, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

      "Defaulted Mortgage Asset": Any Mortgage Asset (a) which is sixty (60) days or more delinquent in the payment of principal, interest, fees or other amounts payable under the terms of the related Mortgage Asset documents, (b) for which there is a material breach of the representations and warranties set forth on Schedule 1 hereto having a Material Adverse Effect on such Mortgage Asset, or
(c) for which there is a non-monetary default under the related Mortgage Asset documents, which such default has continued beyond any applicable notice and grace periods under the related Mortgage Asset documents.

      "Direct CTL Transaction" A Transaction hereunder in which the Mortgage Asset is a credit-tenant lease mortgage loan made by Caplease to an SPE Seller wholly-owned by Caplease, which constitutes a Whole Loan and is secured by Mortgaged Property owned by such SPE Seller including a Credit Tenant Lease under which the SPE Seller is the lessor.

      "Dollars" and "$": Lawful money of the United States of America.

      "Dry Funding": A Transaction for which a complete Mortgage Asset File, in accordance with the terms of this Agreement and the Custodial Agreement, has been delivered for each Mortgage Asset to the Custodian prior to the related Purchase Date.

      "Dry Mortgage Asset": A Mortgage Asset for which a complete Mortgage Asset File, in accordance with the terms of this Agreement and the Custodial Agreement, has been delivered to the Custodian prior to the related Purchase Date.

      "Due Diligence Review": The performance by Buyer of any or all of the reviews permitted under Section 13.11 with respect to any or all of the Mortgage Assets, as reasonably desired by Buyer from time to time.

      "Effective Date": The first date upon which all of the conditions precedent set forth in Section 3.01 shall have been satisfied.

      "Electronic Transmission": The delivery of information in an electronic format acceptable to the applicable recipient thereof.

      "Eligible Asset": A Mortgage Asset which as of any date of determination:

      (a) is not a Defaulted Mortgage Asset;

      (b) has been approved by Buyer in its sole discretion;

      (c) in the case of a Whole Loan, B Note, Floater or Construction Loan, is evidenced by an original Mortgage Note; and

      (d) is not a Wet Mortgage Asset for which the Mortgage Asset File has not been delivered in accordance with the terms of this Agreement and the Custodial Agreement within seven (7) Business Days after the related Purchase Date.

provided, that notwithstanding a Mortgage Asset's failure to conform to the criteria set forth above, the Buyer may, in its sole discretion, designate in writing any such non-compliant Mortgage Asset an Eligible Asset.

      "Environmental Laws": Any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or requirements of law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.

      "ERISA": The Employee Retirement Income Security Act of 1974, as amended from time to time.

      "ERISA Affiliate": Any corporation or trade or business that is a member of any group of organizations (i) described in Section 414(b) or (c) of the Code of which Seller is a member and (ii) solely for purposes of potential liability under Section 302(c)(11) of ERISA and Section 412(c)(11) of the Code and the lien created under Section 302(f) of ERISA and Section 412(n) of the Code, described in Section 414(m) or (o) of the Code of which Seller is a member.

      "Eurodollar Period": With respect to any Transaction, (i) initially, the period commencing on the Purchase Date with respect to such Transaction and ending on the earlier of the related Repurchase Date and the first Payment Date after such Purchase Date, and (ii) thereafter, each period commencing on the last day of the preceding Eurodollar Period applicable to such Transaction and ending on the earliest of (x) the related Repurchase Date, (y) the Payment Date that is one month thereafter, or (z) the Facility Termination Date.

      "Eurodollar Rate": With respect to any outstanding Transaction, the rate per annum equal to the rate for deposits in Dollars for a period equal to the applicable Eurodollar Period which appears on page 3750 of the Telerate Screen at or about 9:00 a.m., New York City time, three (3) Business Days prior to the beginning of such Eurodollar Period (and if such date is not a Business Day, the Eurodollar Rate in effect on the Business Day immediately preceding such date), and if such rate shall not be so quoted, the average rate per annum at which three (3) mutually acceptable banks are offered Dollar deposits at or about 8:00 a.m., New York City time, on such date by prime banks in the interbank eurodollar market where the eurodollar and foreign currency exchange operations in respect of its Transactions are then being conducted for delivery on such day for a period of thirty (30) days and in an amount comparable to the amount of the Transactions to be outstanding on such day. The Eurodollar Rate shall be reset by Buyer as described above and Buyer's determination of Eurodollar Rate shall be conclusive upon the parties absent manifest error on the part of Buyer.

      "Event of Default": The meaning specified in Section 10.01.

      "Facility Termination Date": the Initial Termination Date, or such later date as may by in effect pursuant to Section 3.05(a) hereof, or such earlier date on which this Agreement shall terminate in accordance with the provisions hereof or by operation of law.

      "Federal Funds Rate": Shall mean for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/1000 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such Business Day, the Federal Funds Rate for such day shall be the average of the quotations for such day for such transactions received by Wachovia Bank, National Association from three Federal funds brokers of recognized standing and reputation reasonably selected by Wachovia Bank, National Association.

      "Fee Letter": That certain Fee Letter, dated September 22, 2004, among the Sellers and Buyer, as the same may be amended, supplemented or otherwise modified from time to time.

      "Floater": A performing floating-rate first priority commercial real estate whole loan entirely owned by Seller and which loan includes, without limitation, (i) a Mortgage Note and related Mortgage, and (ii) all right, title and interest of Seller in and to the Mortgaged Property covered by such Mortgage.

      "Foreclosed Loan": A Mortgage Asset with respect to which the Underlying Mortgaged Property has been foreclosed upon by the applicable Seller.

      "Funds from Operations": For a given period, (a) Net Income of the Parent and its Subsidiaries for such period (before extraordinary and non-recurring items), minus (or plus) (b) gains (or losses) from debt restructuring and sales of property during such period, plus (c) depreciation and amortization of real and personal property assets for such period, plus (d) without duplication, income from unconsolidated partnerships and joint ventures, determined in each case in accordance with GAAP.

      "GAAP": Generally accepted accounting principles as in effect from time to time in the United States.

      "Governmental Authority": Any nation or government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any court or arbitrator having jurisdiction over Seller, any of its Subsidiaries or any of their properties.

      "Ground Lease": With respect to any commercial mortgage loan for which the Mortgagor has a leasehold interest in the related Mortgaged Property or space lease within such Mortgaged Property, the lease agreement creating such leasehold interest.

      "Guarantee": As to any Person, any obligation of such Person directly or indirectly guaranteeing any indebtedness of any other Person or in any manner providing for the payment of any indebtedness of any other Person or otherwise protecting the holder of such indebtedness against loss (whether by virtue of partnership arrangements, by agreement to keep-well another Person, to purchase assets, goods, securities or services, or to agree to take-or-pay arrangement or otherwise). The amount of any Guarantee of a Person shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith. The terms "Guarantee" and "Guaranteed" used as verbs shall have correlative meanings.

      "Guarantor": Capital Lease Funding, Inc., a Maryland corporation which has elected REIT status.

      "Income": With respect to any Mortgage Asset at any time, all collections and proceeds on or in respect of the Mortgage Assets, including, without limitation, any principal thereof then payable and all interest or other distributions payable thereon less any related servicing fee(s) charged by Servicer.

      "Indebtedness": Shall mean, without duplication, all items that would constitute "Indebtedness" as such term is defined under GAAP or pursuant to the reporting requirements of Sections 13 and 15 of the Securities Exchange Act of 1934, as amended, but including in any event (i) any mandatory redeemable equity interests and any contingent future obligations and (ii) without duplication, any and all of the Seller's or any of its Affiliate' obligations under or in connection with swap agreements (as defined in 11 U.S.C. ss.101) with Wachovia Bank, National Association or any of its Affiliates.

      "Initial Termination Date": September 22, 2005.

      "Insurable Replacement Cost": With respect to any Mortgage Asset, the lesser of (a) the maximum amount at which the improvements can be restored to its original condition (without betterments and subject to code at the time of the Mortgage Asset's origination) (exclusive of land, infrastructure, implied profit and development), not including any business interruption or rent loss insurance and (b) the maximum amount listed in the FIRREA standard appraisal for insurable replacement cost of the Improvements, exclusive of any implied profit and development fees.

      "Intercreditor Agreement": An intercreditor agreement, substantially in the form attached as Exhibit M hereto

      "Interest Rate Protection Agreement": With respect to any or all of the Mortgage Assets, any futures contract, options related contract, short sale of US Treasury securities or any interest rate swap, cap, floor or collar agreement or any other similar arrangement providing for protection against fluctuations in interest rates or the exchange of nominal interest obligations, either generally or under specific contingencies and acceptable to Buyer.

      "Late Payment Fee": The meaning specified in Section 3.06(a).

      "Letter of Credit": With respect to any Letter of Credit Loan, a freely transferable, irrevocable and unconditional standby letter of credit (in form and content and having durations and credit quality acceptable to Buyer in its sole and absolute discretion) issued by a bank that has a credit rating at least as high as the credit tenant being financed, but in no event less than BBB-/Baa3 by S&P/Moody's.

      "Letter of Credit Loan": A performing first priority commercial real estate whole loan that is also a Construction Loan and which is entirely owned by Seller and for which the indebtedness thereunder is secured by a Letter of Credit, which loan includes, without limitation, (i) a Mortgage Note and related Mortgage, (ii) a Letter of Credit supporting payments under such loan, and (iii) all right, title and interest of Seller in and to the Mortgaged Property covered by such Mortgage.

      "Lien": Any mortgage, lien, pledge, charge, security interest or similar encumbrance.

      "Liquidity": At any time, the amount equal to the sum of (x) the excess, if any, of the Margin Base over the aggregate Repurchase Price of all Transactions then outstanding (subject, however, to the constraints of all applicable financial covenants), plus (y) without duplication, the amount of cash or Cash Equivalents held by the Sellers at such time, solely to the extent that the amount of such cash and Cash Equivalents exceeds the amount necessary to satisfy at such time all of the financial covenants of the Sellers hereunder.

      "Long-Dated Whole Loan": Any Whole Loan having a maturity date of ten (10) years or longer; provided, that, in no event shall the Balloon Balance of such Long-Dated Whole Loan as of the maturity date thereof be greater than the related Residual Land Value.

      "Margin Base": As the context requires, (i) the aggregate Asset Value of all Mortgage Assets which are Eligible Assets or (ii) with respect to any Seller, the aggregate Asset Value of all Mortgage Assets which are Eligible Assets and which are subject to Transactions outstanding in respect of such Seller.

      "Margin Correction Deadline": The time, determined in accordance with
Section 4.02 of this Agreement, as the time by which all transfers, repurchases and payments elected to be made by the Sellers pursuant to a Margin Deficit Notice shall be completed.

      "Margin Deficit": At any time and with respect to any Mortgage Asset subject to a Transaction then outstanding, the amount, if any, by which (a) the Repurchase Price for such Mortgage Asset exceeds the Asset Value of such Mortgage Asset or (b) the aggregate Repurchase Price of all Mortgage Assets subject to Transactions then outstanding exceeds the Maximum Amount provided such calculation includes the value (either positive or negative) of any applicable Interest Rate Protection Agreement.

      "Margin Deficit Notice": A written notice, substantially in the form attached as Exhibit E hereto, which requires the Sellers to correct a Margin Deficit in accordance with Article IV of this Agreement.

      "Market Value": As of any date in respect of any Mortgage Asset, the price at which such Mortgage Asset could readily be sold (which price shall in no event be greater than the outstanding principal amount (or equivalent term for "par" for Mortgage Assets with no principal amount) of such Mortgage Asset), as determined by Buyer in its sole discretion exercised in good faith by (i) reference to the market value of the Underlying Mortgaged Property, which shall be determined by a third-party appraisal of the Underlying Mortgaged Property (which appraisal may, at the election of Buyer, be the appraisal in place at the time such Mortgage Asset is sold to the Buyer hereunder), as such determination of the market value of the Underlying Mortgaged Property may be adjusted by Buyer in its sole discretion exercised in good faith, and (ii) taking into account such other criteria as Buyer deems appropriate in its good faith, including, without limitation, current market conditions (including, without limitation, current interest rates and spreads), credit quality, liquidity of position, eligibility for CDO execution, subordination, delinquency status and aging, which price, in each case, may be determined to be zero.

      "Material Adverse Effect": A material adverse effect on (a) the Property, business, operations, financial condition or prospects of Seller, (b) the ability of Seller to perform its obligations under any of the Repurchase Documents to which it is a party, (c) the validity or enforceability of any of the Repurchase Documents, (d) the rights and remedies of Buyer under any of the Repurchase Documents, (e) the timely payment of any amounts payable under the Repurchase Documents, or (f) the Asset Value, rating (if applicable) or Liquidity of any or all of the Purchased Assets.

      "Materials of Environmental Concern": Any toxic mold, any petroleum (including, without limitation, crude oil or any fraction thereof) or petroleum products (including, without limitation, gasoline) or any hazardous or toxic substances, materials or wastes, defined as such in or regulated under any Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls, and urea-formaldehyde insulation.

      "Maximum Amount": $250,000,000 plus the amount available under the Wachovia Letter of Credit, or such greater amount as Buyer may determine in accordance with Section 3.05(b) hereof.

      "Mezzanine Loan": A performing mezzanine loan secured by pledges of all the Capital Stock of a Mortgagor that owns income producing commercial net lease real estate.

      "Mezzanine Note" The original executed promissory note or other evidence of Mezzanine Loan indebtedness.

      "Moody's": Moody's Investors Service, Inc., or its successor in interest. If neither Moody's nor any successor remains in existence, "Moody's" shall be deemed to refer to such other nationally recognized statistical rating agency or other comparable Person designated by the Buyer, notice of which designation shall be given to the Sellers, and specific ratings of Moody's herein referenced shall be deemed to refer to the equivalent ratings of the party so designated.

      "Mortgage": Each mortgage, assignment of rents, security agreement and fixture filing, or deed of trust, assignment of rents, security agreement and fixture filing, or similar instrument creating and evidencing a lien on real property and other property and rights incidental thereto.

      "Mortgage Asset": Any Whole Loan, B Note, Mezzanine Loan, CMBS, Floater, Letter of Credit Loan or Construction Loan which the Custodian has been instructed to hold for Buyer pursuant to the Custodial Agreement listed on a Confirmation. In no event shall "Mortgage Asset" include any asset (i) not entirely owned by Seller and (ii) except in the case of CMBS, not a loan secured by real property encumbered by a Credit Tenant Lease.

      "Mortgage Asset File": The meaning assigned thereto in the Custodial Agreement.

      "Mortgage Loan": The mortgage loan underlying any Mortgage Asset with a related Mortgage Note.

      "Mortgage Note": The original executed promissory note or other evidence of the indebtedness of a Mortgagor with respect to a commercial mortgage loan, including Whole Loans, Floaters, Letter of Credit Loans and Construction Loans.

      "Mortgaged Property": The real property (including all improvements, buildings, fixtures, building equipment and personal property thereon and all additions, alterations and replacements made at any time with respect to the foregoing, and any Credit Tenant Lease to which such real property is subject) and all other collateral securing repayment of any Whole Loan, B Note, Mezzanine Loan, CMBS, Floater, Letter of Credit Loan or Construction Loan; provided, however, that the real property, except in the case of CMBS, shall at all times be encumbered by a Credit Tenant Lease.

      "Mortgagee": The record holder of a Mortgage Note secured by a Mortgage.

      "Mortgagor": The obligor or obligors on a Mortgage Note, including any person who has assumed or guaranteed the obligations of the obligor thereunder.

      "Multiemployer Plan": A multiemployer plan defined as such in Section 3(37) of ERISA to which contributions have been or are required to be made by Seller or any ERISA Affiliate and that is covered by Title IV of ERISA.

      "Net Cash Flow": With respect to any Underlying Mortgaged Property, for any period, (x) if such property is subject to a Credit Tenant Lease, the net rents paid during such period under such lease, (y) if otherwise, the net income (or deficit) attributable to such property for such period, determined in accordance with GAAP, in each case, less the amount of all (a) capital expenditures incurred, (b) reserves established, (c) leasing commissions paid and (d) tenant improvements paid during such period, in each case attributable to such property, plus all non-cash charges deducted in the calculation of such net income.

      "Net Income": With respect to any Person for any period, the net income of such Person for such period as determined in accordance with GAAP.

      "Operating Account": The account of Seller described on Schedule 3 hereto.

      "Parent": Capital Lease Funding, Inc.

      "Payment Calculation Date": The tenth (10th) day of each month.

      "Payment Date": The eleventh (11th) calendar day of each month, or if any such day is not a Business Day, the immediately succeeding Business Day.

      "PBGC": The Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

      "Periodic Advance Repurchase Payment": The meaning specified in Section 3.06(a).

      "Person": Any individual, corporation, company, voluntary association, partnership, joint venture, limited liability company, trust, unincorporated association or government (or any agency, instrumentality or political subdivision thereof).

      "Plan": An employee benefit or other plan established or maintained by any Seller or any ERISA Affiliate and covered by Title IV of ERISA, other than a Multiemployer Plan.

      "Pledge and Security Agreements": A Pledge and Security Agreement, substantially in the form attached as Exhibit L hereto, made by Caplease in favor of Buyer, as amended, restated, supplemented or otherwise modified and in effect from time to time.

      "Post-Default Rate": In respect of any day a Transaction is outstanding or any other amount under this Agreement or any other Repurchase Document that is not paid when due to Buyer at the stated Repurchase Date or otherwise when due (a "Post-Default Day"), a rate per annum on a 360 day per year basis during the period from and including the due date to but excluding the date on which such amount is paid in full equal to the Pricing Rate plus 500 basis points on such Post-Default Day.

      "Price Differential": With respect to any Transaction hereunder as of any date, the aggregate amount obtained by daily application of the applicable Pricing Rate in effect from time to time for such Transaction to the Purchase Price for such Transaction on each day during the period commencing on (and including) the Purchase Date for such Transaction and ending on (but excluding) the Repurchase Date (reduced by any amount of such Price Differential previously paid by Seller to Buyer with respect to such Transaction).

      "Pricing Rate": With respect to a Mortgage Asset, at any date of determination a rate per annum equal to the sum of (a) the Eurodollar Rate applicable on such date plus (b) the Pricing Spread for such Mortgage Asset applicable on such date as set forth on Schedule 6.

      "Pricing Spread": The point spreads set forth on Schedule 6 hereto corresponding to the Classes of Mortgage Assets set forth therein.

      "Prime Rate": The prime rate announced to be in effect from time to time by Buyer as its prime rate. The prime rate is not intended to be the lowest general rate of interest charged by Buyer to its customers.

      "Property": Any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

      "Properties": The meaning in Section 8.01(x).

      "Purchase Agreement": Any purchase agreement by and between Seller and any third party, including without limitation, any Affiliate of Seller, pursuant to which Seller has purchased assets subsequently sold to Buyer hereunder.

      "Purchase Date": The date on which Mortgage Assets are transferred by Seller to Buyer or its designee (including the Custodian).

      "Purchase Price": (i) On each Purchase Date, the price at which the respective Mortgage Assets are transferred by Seller to Buyer or its designee (including the Custodian), which shall equal the Asset Value for such Mortgage Assets on the Purchase Date, and (ii) thereafter, except where the Sellers and Buyer agree otherwise, such amount decreased by the amount of cash and Additional Purchased Assets transferred to Buyer pursuant to Article IV of this Agreement.

      "Purchase Rate": With respect to a Mortgage Asset of a certain Class, the "Purchase Rate" set forth in the applicable column on Schedule 6.

      "Purchased Assets": The Mortgage Assets sold by Seller to Buyer in a Transaction hereunder. The term "Purchased Assets" shall include Additional Purchased Assets delivered pursuant to Article IV hereof.

      "Purchased Items": The meaning specified in Section 6.01.

      "PV": With respect to any Mortgage Asset, the present value of such Mortgage Asset at the time the Mortgage Asset is created using the Seller's underwritten discount rate (as may be adjusted by Buyer) and the lease payments under the Credit Tenant Lease applicable to such Mortgage Asset.

      "Ramp-Up Period": The period that begins on the Effective Date of this Agreement and ends on the earlier to occur of (a) the first date after which more than $100,000,000 in aggregate Purchase Price has been advanced for Transactions hereunder or (b) nine months from the Effective Date of this Agreement; provided, however, in the event any securitization or other sale of Purchased Assets results in the aggregate Purchase Price of Purchased Assets outstanding hereunder to be thereby reduced to less than $100,000,000.00, the Ramp-Up Period shall resume until $100,000,000.00 in aggregate Purchase Price has been advanced pursuant to new Transactions hereunder.

      "Ratings Agencies": Each of Fitch, Moody's or S&P, or their successors in interest, and such nationally recognized statistical rating agencies as may be designated by Buyer from time to time.

      "Regulations T, U and X": Regulations T, U and X of the Board of Governors of the Federal Reserve System (or any successor), as the same may be modified and supplemented and in effect from time to time.

      "REIT": A "real estate investment trust" within the meaning of the Code.

      "REO Property": Real property acquired by a Seller, including a Mortgaged Property acquired through foreclosure of a Mortgage Asset or by deed in lieu of such foreclosure.

      "Reportable Event": Any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under Sections .21, .22, .23, .26, .27 or .28 of PBGC Reg. ss. 4043.

      "Repurchase Date": The date on which the applicable Seller is to repurchase the Purchased Assets from Buyer, which date, unless otherwise specified in the related Confirmation, shall be the Facility Termination Date.

      "Repurchase Documents": This Agreement, the Custodial Agreement, the Account Control Agreement, any Pledge and Security Agreements, all Servicing Agreements (if any), the Wachovia Interest Rate Protection Agreements, the Wachovia Letter of Credit and the Fee Letter.

      "Repurchase Obligations": The meaning specified in Section 6.01(b).

      "Repurchase Price": The price at which Purchased Assets are to be transferred from Buyer or its designee (including the Custodian) to the applicable Seller upon termination of a Transaction, which will be determined in each case (including Transactions terminable upon demand) as the sum of the Purchase Price and the Price Differential as of the date of such determination, decreased by all cash, Income and Periodic Advance Repurchase Payments actually received by Buyer, and increased by all other costs, fees or other amounts payable to Buyer by such Seller under any Repurchase Document.

      "Requirement of Law": As to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

      "Residual Land Value": With respect to any Mortgage Asset, the value of the land (exclusive of all improvements, appurtenances and off site improvements and other rights) encumbered by the Mortgage Asset, as of the Mortgage Asset's stated maturity date as set forth in the related FIRREA Standard Appraisal commissioned by Seller and approved by Buyer.

      "Responsible Officer": As to any Person, the chief executive officer, the chief financial officer, the chief accounting officer, the treasurer or the chief operating officer of such Person.

      "S&P": Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc., or its successor in interest. If neither S&P nor any successor remains in existence, "S&P" shall be deemed to refer to such other nationally recognized statistical rating agency or other comparable Person designated by the Buyer notice of which designation shall be given to the Sellers, and specific ratings of S&P herein referenced shall be deemed to refer to the equivalent ratings of the party so designated.

      "SEC": The Securities and Exchange Commission, or any successor thereto.

      "Security Agreement": With respect to any Mortgage Asset, any contract, instrument or other document related to security for repayment or payment thereof (other than the related Mortgage and Mezzanine Note), executed by the Mortgagor or other applicable party and/or others in connection with such Mortgage Asset, including without limitation, any security agreement, guaranty, title insurance policy, hazard insurance policy, chattel mortgage, letter of credit or certificate of deposit or other pledged accounts, and any other documents and records relating to any of the foregoing.

      "Seller" and "Sellers": The meanings assigned thereto in the introductory paragraph hereof.

      "Seller-Related Obligations": With respect to any Seller, any obligations of such Seller hereunder and under any other arrangement between such Seller or an Affiliate of such Seller on the one hand and Buyer or an Affiliate of Buyer on the other hand.

      "Servicer": The meaning specified in Section 11.03.

      "Servicer Account": Any account established by Servicer in connection with the servicing of the Mortgage Assets.

      "Servicer Notice": A notice from the Sellers, as applicable, to the Servicer, substantially in the form attached as Exhibit F hereto.

      "Servicing Agreement": The meaning specified in Section 11.03.

      "Servicing Records": The meaning specified in Section 11.02.

      "Short-Dated Recap Loan": Any Whole Loan having a maturity date of five
(5) years or less; provided, that, in no event shall the Balloon Balance of such Short-Dated Recap Loan as of the maturity date thereof be less than 50% of the Insurable Replacement Cost.

      "SPE Seller": A Subsidiary of Caplease formed after the date hereof solely for the purposes of owning real estate and obtaining credit-tenant lease mortgage loans from Caplease which will be Mortgage Assets under Direct CTL Transactions, and which Subsidiary shall have such corporate and capital structure, and have governing documents having such terms and restrictions, as shall be consistent with bankruptcy-remote "special-purpose entities" and otherwise reasonably satisfactory to the Buyer. Notwithstanding the foregoing, SPE Sellers shall not be required to have independent directors and "non-consolidation" opinions in connection with any SPE Seller shall only be required if requested by Buyer.

      "Sub-Limit": The composition of Mortgaged Assets transferred to Buyer shall at all times consist of Mortgage Assets of the various Classes having an appropriate mix, as determined by Buyer, and no Asset Value shall be ascribed to any Mortgage Assets:

      (a) consisting of CMBS to the extent that more than 35% of the aggregate Purchase Prices for Transactions under which Purchased Assets consist of CMBS having ratings below BBB- from S&P or Baa3 from Moody's (or are unrated);

      (b) after the Ramp-Up Period, to the extent that the Asset Value ascribed to Mortgage Assets, the obligor with respect to which is a single named credit or tenant concentration, would exceed 25% of the Maximum Amount;

      (c) after the Ramp-Up Period, to the extent that the Asset Value ascribed to Mortgage Assets, the Class of which consists of B Notes and Mezzanine Loans, would collectively exceed 15% of the Maximum Amount;

      (d) after the Ramp-Up Period, to the extent that the Asset Value ascribed to Mortgage Assets, the Class of which consists of Recapitalization Loans or other Eligible Assets having maturities less than 5 years, would collectively exceed 15% of the Maximum Amount;

      (e) after the Ramp-Up Period, to the extent that the Asset Value ascribed to Mortgage Assets, the Class of which consists of Construction Loans or Floaters, would collectively exceed 5% of the Maximum Amount;

      and, provided, further, that unless specifically designated as such in the applicable confirmation at the time of purchase and approved by Buyer, no Eligible Asset may be outstanding under this Agreement for more than 240 days. If an Eligible Asset shall be outstanding under this Agreement for more than 240 days, the Buyer shall have the option to require that (a) the Eligible Asset be removed, or (b) all income generated by such asset be applied toward repayment of amounts outstanding under this Agreement.

      "Subsidiary": With respect to any Person, any corporation, partnership, limited liability company or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership, limited liability company or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

      "Tenant": The related tenant under a Credit Tenant Lease.

      "Title Escrow Letter": With respect to a Wet Mortgage Asset, a letter agreement substantially in the form of Exhibit O hereto executed by the title insurance company obligating it to issue title insurance insuring the lien of the Mortgage for such Wet Mortgage Asset and to record or file such Mortgage and other certain security instruments securing such Wet Mortgage Asset.

      "Transaction": The meaning specified in Section 1.01.

      "Transaction Request": A request for a Transaction pursuant to Section 3.03(b), with respect to Dry Mortgage Assets, or pursuant to Section 3.03(d), with respect to Wet Mortgage Assets.

      "True Sale Opinion": A "true sale" opinion of outside counsel to Seller in form and substance satisfactory to Buyer.

      "Trust Receipt": A trust receipt issued by the Custodian to Buyer confirming the Custodian's possession of certain Mortgage Asset Files which are held by the Custodian for the benefit of Buyer or the registered holder of such trust receipt.

      "UCC Financing Statement": A financing statement on Form UCC-1 or the proper national UCC form, naming Buyer as "Secured Party" and Seller as "Debtor" and describing the Purchased Items.

      "Underlying Mortgaged Property": In the case of any:

      (a) Whole Loan, the Mortgaged Property securing such Whole Loan;

      (b) Floater, the Mortgaged Property securing such Floater;

      (c) Construction Loan, the Mortgaged Property securing such Construction Loan;

      (d) Mezzanine Loan, the Mortgaged Property that is owned by the Person the Capital Stock of which is pledged as collateral security for such Mezzanine Loan;

      (e) CMBS, the Mortgaged Property securing the mortgage loans related to such security;

      (f) B Note, the Mortgaged Property securing such B Note; and

      (g) Letter of Credit Loan, the Mortgaged Property securing such Letter of Credit Loan.

      "Underwriting Package": (a) With respect to any Mortgage Asset (other than
CMBS), the Underwriting Package shall include, to the extent applicable, (i) a copy of the appraisal, (ii) the lease of the current tenant, (iii) a minimum of two (2) years of property level financial statements to the extent available,
(iv) current financial statement of the obligor on the commercial mortgage loan,
(v) current financial statement and credit information regarding the lessee of the property for any credit tenant, (vi) current form of the estoppel certificate to be obtained from the credit tenant; (vii) a copy of the Phase I (and, if applicable, Phase II) environmental report, (viii) a copy of the property condition report, (ix) a copy of the most recent property tax bill, (x) a copy of the property insurance certificates, showing the Buyer as loss payee,
(xi) a copy of the borrower tax returns, (xii) a resume of the principals/developer, (xiii) copies of UCC, bankruptcy, lien and judgment searches on the borrower and its principal, (xiv) a copy of the contract of sale for the underlying property if the Mortgage Asset is an acquisition financing,
(xv) a copy of the property management agreement, if applicable, (xvi) a copy of Seller's offset memorandum, (xvii) a copy of the operating and capital improvements budget if the Credit Tenant Lease is not a "triple net" lease, (xviii) copies of credit or other reports obtained regarding the borrower and/or its principals, (xix) for any Letter of Credit Loan, copies of the form of the applicable Letter of Credit and financial and rating information as to the issuer of such Letter of Credit, (xx) a detailed cash flow analysis of any Credit Tenant Lease and/or the Mortgage Asset, and (xxi) such further documents or information as Buyer may request.

      (b) With respect to any Mortgage Asset which consists of CMBS, the Underwriting Package shall consist of, to the extent applicable, (i) the related prospectus or offering circular, (ii) all structural and collateral term sheets and all other computational or other similar materials provided to Seller in connection with its acquisition of such CMBS, (iii) all distribution date statements issued in respect thereof during the immediately preceding 12 months (or, if less, since the date such CMBS was issued), (iv) all monthly reporting packages issued in respect of such CMBS during the immediately preceding 12 months (or, if less, since the date such CMBS was issued), (v) all Rating Agency pre-sale reports and (vi) all asset summaries and any other due diligence materials, including, without limitation, reports prepared by third parties, provided to Seller in connection with its acquisition of such CMBS.

      "Uniform Commercial Code" or "UCC": The Uniform Commercial Code as in effect on the date hereof in the State of New York; provided that if by reason of mandatory provisions of law, the perfection, the effect of perfection or nonperfection, or the priority of the security interest in any Purchased Items is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, "Uniform Commercial Code" shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or nonperfection, or priority.

      "Wachovia Interest Rate Protection Agreements": Any and all of the Seller's or any of its Affiliate' obligations under or in connection with any swap agreements (as defined in 11 U.S.C. ss.101) with Wachovia Bank, National Association or any of its Affiliates.

      "Wachovia Letter of Credit": That certain Irrevocable Standby Letter of Credit Number SM202194W issued on behalf of Caplease by Wachovia Bank, National Association, on February 26, 2003 and expiring on February 18, 2009, listing LaSalle Bank National Association as Beneficiary thereunder, and any related documents or agreements that evidence, govern or otherwise control such Irrevocable Standby Letter of Credit and any draws thereunder.

      "Wet Funding": A Transaction for which Seller has delivered to Buyer a Transaction Request pursuant to Section 3.03(d).

      "Wet Mortgage Asset": A Mortgage Asset for which the Seller has delivered a Transaction Request pursuant to Section 3.02(e) hereof, and for which a complete Mortgage Asset File has not been delivered to Custodian prior to funding.

      "Whole Loan" A performing first priority commercial real estate whole loan (other than a Floater, Letter of Credit Loan, Construction Loan or B Note) entirely owned by Seller and which Whole Loan includes, without limitation, (i) a Mortgage Note and related Mortgage, and (ii) all right, title and interest of Seller in and to the Mortgaged Property covered by such Mortgage.

      Section 2.02 Other Definitional Provisions; Determinations by Buyer.

      (a) As used herein, and any certificate or other document made or delivered pursuant hereto, accounting terms relating to a Seller not defined in
Section 2.01, and accounting terms partly defined in Section 2.01, to the extent not defined, shall have the respective meanings given to them under GAAP.

      (b) The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and section, schedule and exhibit references are to this Agreement unless otherwise specified.

      (c) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

      (d) All matters to be determined by Buyer in its sole discretion hereunder shall be determined by Buyer in its sole discretion exercised in good faith.

                                  ARTICLE III

                             INITIATION; TERMINATION

      Section 3.01 Conditions Precedent to Initial Transaction. Buyer's agreement to enter into the initial Transaction hereunder is subject to the satisfaction, immediately prior to or concurrently with the making of such Transaction, of the condition precedent that Buyer shall have received from the Sellers payment of an amount equal to all fees and expenses payable hereunder and pursuant to the Fee Letter, and all of the following documents, each of which shall be satisfactory in form and substance to Buyer and its counsel:

      (a) The following Repurchase Documents, as well as certain other documents, delivered to Buyer:

      (i) Master Repurchase Agreement. This Master Repurchase Agreement duly completed and executed by each of the parties hereto;

      (ii) Custodial Agreement. The Custodial Agreement, duly executed and delivered by each of the parties thereto;

      (iii) Account Control Agreement. The Account Control Agreement, duly executed and delivered by each of the parties thereto;

      (iv) Pledge and Security Agreements. The Pledge and Security Agreements, substantially in the form attached hereto as Exhibit L, duly executed and delivered by each of the parties thereto with respect to the SPE Sellers;

      (v) Consents and Waivers. Any and all consents and waivers applicable to any Seller or to the Mortgage Assets;

      (vi) UCC Financing Statement. UCC Financing Statements naming each Seller as "Debtor" and Buyer as "Secured Party" and describing as "Collateral" the Purchased Items and any other documents necessary or requested by Buyer to perfect the security interests granted by the Sellers in favor of Buyer under this Agreement or any other Repurchase Document;

      (b) Opinions of Counsel. An opinion or opinions of outside counsel to each Seller, substantially in the form attached hereto as Exhibit C;

      (c) Organizational Documents. A good standing certificate and certified copies of the charter and by-laws (or equivalent documents) of each Seller and Guarantor and of all corporate or other authority for each Seller with respect to the execution, delivery and performance of the Repurchase Documents and each other document to be delivered by such Seller and Guarantor from time to time in connection herewith (and Buyer may conclusively rely on such certificate until it receives notice in writing from the applicable Seller or Guarantor to the contrary);

      (d) Servicing Agreement. Each Servicing Agreement, if any, certified as a true, correct and complete copy of the original thereof;

      (e) Fees and Expenses. Buyer shall have received payment from the Sellers of an amount equal to the amount of actual costs and expenses, including, without limitation, the fees and expenses of counsel to Buyer, incurred by Buyer in connection with the development, preparation and execution of this Agreement, the other Repurchase Documents and any other documents prepared in connection herewith or therewith; and

      (f) Other Documents. Buyer shall have received all such other and further documents, documentation and legal opinions as Buyer in its sole discretion shall reasonably require.

      Section 3.02 Conditions Precedent to all Transactions. Buyer's agreement to enter into each Transaction (including the initial Transaction) is subject to the satisfaction of the following further conditions precedent, both immediately prior to entering into such Transaction and also after giving effect to the consummation thereof and the intended use of the proceeds of the sale:

      (a) the applicable Seller shall have delivered a Confirmation via Electronic Transmission in accordance with the procedures set forth in Section 3.03, and Buyer shall have determined that the Mortgage Asset described in such Confirmation is an Eligible Asset, shall have approved the purchase of the Mortgage Asset to be included in such Transaction in its sole and absolute discretion and shall have obtained all necessary internal credit approvals for such Transaction;

      (b) no Default or Event of Default shall have occurred and be continuing under the Repurchase Documents and no Material Adverse Effect then exists;

      (c) Buyer shall have received a certificate of a Responsible Officer of the applicable Seller, substantially in the form of Exhibit J hereto, (i) showing in detail the calculations demonstrating that, after giving effect to the requested Transaction, no Margin Deficit shall then exist and the aggregate Repurchase Price of the Transactions outstanding shall not exceed the Maximum Amount and that the Sub-Limits will not be breached, (ii) stating that, to the best of such Responsible Officer's knowledge, since the date of the certificate most recently delivered pursuant to Section 9.01(b)(ii), the applicable Seller has observed or performed all of its covenants and other agreements in all material respects, and satisfied in all material respects, every condition, contained in this Agreement and the related documents to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate, and
(iii) describing all interests of such Seller's Affiliates in any Underlying Mortgaged Property related to any proposed Mortgage Asset (including without limitation, any lien, encumbrance or other debt or equity position or other interest in the Underlying Mortgaged Property that is senior or junior to, or pari passu with, the proposed Mortgage Asset in right of payment or priority);

      (d) both immediately prior to the requested Transaction and also after giving effect thereto and to the intended use thereof, the representations and warranties made by the applicable Seller in Section 8.01 and in Schedules 1(a)-1(d), as applicable, shall be true, correct and complete on and as of such Purchase Date in all material respects with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date);

      (e) subject to Buyer's right to perform one or more Due Diligence Reviews pursuant to Section 13.11, (i) in the case of a Dry Mortgage Asset, Seller shall have delivered a Transaction Request and all Mortgage Asset Documents to the Custodian as required by this Agreement and the Custodial Agreement and Buyer has consented in writing to the related Mortgage Asset becoming a Purchased Asset, and (ii) in the case of a Wet Mortgage Asset, Seller has delivered a Transaction Request and Underwriting Package and shall be deemed to have pledged to deliver a complete Mortgage Asset File with respect to any Wet Mortgage Assets identified on such Transaction Request within seven (7) Business Days of the related Purchase Date; provided, that, if Buyer's diligence review of the Mortgage Asset File requires the delivery of a mortgage file, document or instrumtent or the equivalent that Seller cannot deliver, or cause to be delivered, to Custodian at the time they are required to be delivered, solely because of a delay caused by the public recording office where such document or instrument has been delivered for recordation, the delivery requirements set forth in this Agreement and Section 2.01 of the Custodial Agreement shall be deemed to have been satisfied as to such non-delivered mortgage file, document or instrument if a copy thereof (certified by Seller or a Closing Counsel to be a true and complete copy of the original thereof submitted for recording) is delivered to the Custodian on or before the date on which such original is required to be delivered, and either the original of such non-delivered document or instrument, or a photocopy thereof, with evidence of recording thereon, is delivered to Custodian within ninety (90) days of the related Purchase Date, and, provided, further, that Buyer may, but is not obligated to, consent to a later date for delivery of any part of the Mortgage Asset File in its sole discretion;

      (f) with respect to any Eligible Asset to be purchased hereunder on the related Purchase Date which is not serviced by the applicable Seller or an Affiliate or by Buyer or an Affiliate thereof, the applicable Seller shall have provided to Buyer a copy of the related Servicing Agreement, certified as a true, correct and complete copy of the original, together with a Servicer Notice, fully executed by such Seller and the Servicer;

      (g) no Margin Deficit shall exist, either immediately prior to or after giving effect to the requested Transaction, and none of the following shall have occurred and/or be continuing:

      (i) an event or events shall have occurred in the good faith determination of Buyer resulting in the effective absence of a "repo market" or related "lending market" for purchasing (subject to repurchase) or financing debt obligations secured by commercial mortgage loans or securities or an event or events shall have occurred resulting in Buyer not being able to finance Mortgage Assets through the "repo market" or "lending market" with traditional counterparties at rates which would have been reasonable prior to the occurrence of such event or events;

      (ii) an event or events shall have occurred resulting in the effective absence of a "securities market" for securities backed by Mortgage Assets or an event or events shall have occurred resulting in Buyer not being able to sell securities backed by Mortgage Assets at prices which would have been reasonable prior to such event or events; or

      (iii) there shall have occurred a material adverse change in the financial condition of Buyer which affects (or can reasonably be expected to affect) materially and adversely the ability of Buyer to fund its obligations under this Agreement;

      (h) Buyer shall have received from the Custodian on each Purchase Date an Asset Schedule and Exception Report with respect to each Purchased Asset, dated the Purchase Date, duly completed and with exceptions acceptable to Buyer in its sole discretion in respect of Eligible Assets to be purchased hereunder on such Business Day;

      (i) Buyer shall have received from the applicable Seller a Release Letter substantially in the form of Exhibit I hereto (or such other form acceptable to Buyer) covering each Eligible Asset to be sold to Buyer;

      (j) prior to the purchase of any Mortgage Asset acquired (by purchase or otherwise) by the applicable Seller from any Affiliate of such Seller, Buyer shall have received a True Sale Opinion if requested by Buyer;

      (k) Buyer shall not have reasonably determined that the introduction of, or a change in, any Requirement of Law or in the interpretation or administration of any Requirement of Law applicable to Buyer has made it unlawful, and no Governmental Authority shall have asserted that it is unlawful, for Buyer to enter into Transactions;

      (l) the initial Purchase Price specified in a Confirmation for a Mortgage Asset shall not be less than $3,000,000; provided, that two (2) Confirmations per calendar month may specify an initial Purchase Price in an amount greater than $1,000,000 and less than $3,000,000. (m) the Repurchase Date for such Transaction is not later than the Facility Termination Date;

      (n) the applicable Seller shall have taken such other action as Buyer shall have requested in order to transfer the Purchased Assets pursuant to this Agreement and to perfect all security interests granted under this Agreement or any other Repurchase Document in favor of Buyer with respect to the Purchased Assets, and, in the case of Letter of Credit Loans, to have delivered a transfer in blank of the applicable Letter of Credit;

      (o) with respect to any Wet Mortgage Assets, Buyer shall have received Transaction Request, a complete Underwriting Package, a Title Escrow Letter substantially in the form attached hereto as Exhibit O and a Closing Counsel Notice;

      (p) Buyer shall have received all such other and further documents, documentation and information as Buyer in its sole discretion shall reasonably require; and

      (q) Additional Conditions for Direct CTL Transactions. If the Transaction requested by the Seller is to be a Direct CTL Transaction, then the following additional conditions shall be satisfied:

      (i) the Mortgage Asset to be subject to such Direct CTL Transaction shall have been originated and documented by a SPE Seller as a Whole Loan pursuant to customary credit-tenant lease mortgage loan documentation used by Caplease and satisfactory to the Buyer (including a note, lease, mortgage, pledge, title policy and organizational documents), and in accordance with Caplease's program standards;

      (ii) such SPE Seller shall have become a Seller hereunder pursuant to a joinder instrument and such other documentation (including, without limitation, such separateness and similar covenants) as shall be required by the Buyer, and the corporate structure and all legal matters respecting the SPE Seller shall be satisfactory to the Buyer;

      (iii) Caplease shall execute and deliver a Pledge and Security Agreement, substantially in the form attached hereto as Exhibit L, pursuant to which Caplease shall have pledged to the Buyer all of its equity interests in such SPE Seller; and

      (iv) the Buyer shall have received "non-consolidation" opinion of outside counsel to Caplease and the SPE Seller in form and substance satisfactory to the Buyer if requested by Buyer.

      Each Confirmation delivered by any Seller hereunder shall constitute a certification by such Seller that all the conditions set forth in this Section
3.02 with respect to such Seller have been satisfied, waived or is not applicable (both as of the date of such notice or request and as of the date of such purchase) but not including any conditions that are at the discretion of the Buyer.

      Section 3.03 Transaction Mechanics; Related Matters. (a) In the sole discretion of Buyer, Buyer may from time to time purchase from Seller certain Eligible Assets.

      (b) With respect to Dry Mortgage Assets, Seller shall request a Transaction by delivering to Buyer (with a copy to the Custodian) via Electronic Transmission a request in the form of Exhibit A attached hereto (a "Transaction Request"), which shall be accompanied by a complete Underwriting Package to the Buyer only, along with any other documents or certifications required to be delivered in connection with such Transaction Request pursuant to the Custodial Agreement. Each such Transaction Request shall describe the Mortgage Assets proposed to be purchased (including the applicable Class), and set forth (i) the proposed Purchase Date, (ii) the proposed Purchase Price, (iii) the proposed Repurchase Date, (iv) the Pricing Rate applicable to the Transaction, (v) the applicable Class for each Mortgage Asset for which Seller is requesting the Transaction and (vi) any additional terms or conditions not inconsistent with this Agreement and shall be accompanied by the Underwriting Package with respect to such Dry Mortgage Assets. In addition, Seller shall cause the Mortgage Asset File with respect to each Dry Mortgage Asset to be delivered to Custodian one
(1) Business Days prior to the related Purchase Date.

      (c) Upon receipt of the complete Mortgage Asset File with respect to Dry Mortgage Assets, Buyer shall notify Seller of its approval or disapproval of each proposed Mortgage Asset within five (5) Business Days after such receipt (with respect to Dry Mortgage Assets); provided, that with respect to any Transaction Request pertaining to a pool consisting of more than three (3) proposed Mortgage Assets, Buyer may notify Seller of its approval or disapproval of such proposed Mortgage Assets after such five (5) Business Day period, provided such notice is given as soon as practicable after the expiration of such period.

      (d) With respect to any Wet Mortgage Assets, Seller shall request a Transaction by delivering to Buyer a Transaction Request (with a copy to the Custodian) via Electronic Transmission, which shall be accompanied by a complete Underwriting Package to the Buyer only. Such Transaction Request and Underwriting Package shall be delivered no later than 12:00 noon (eastern time) on the Business Day prior to the requested Purchase Date. If such Transaction Request and Underwriting Package are delivered after 12:00 noon (eastern time) on the Business Day prior to the requested Purchase Date, the Purchase Date for the related Wet Mortgage Assets will be the following Business Day. Each such Transaction Request shall describe the Mortgage Assets proposed to be purchased (including the applicable Class), and set forth (i) the proposed Purchase Date,
(ii) the proposed Purchase Price, (iii) the applicable Class for each Mortgage Asset for which Seller is requesting the Transaction and (iv) any additional terms or conditions not inconsistent with this Agreement.

      (e) On the Purchase Date for each Mortgage Asset approved by Buyer, the applicable Seller shall forward to Buyer via Electronic Transmission, a confirmation of each Transaction, substantially in the form of Exhibit B attached hereto (a "Confirmation"). The Confirmation shall specify any additional terms or conditions of the Transaction not inconsistent with this Agreement or as otherwise agreed to by Buyer. In the event that the terms of the related Confirmation are inconsistent with the terms of this Agreement, this Agreement shall supersede the Confirmation with respect to the inconsistent terms only; provided, however, that the Confirmation and this Agreement shall be construed to be cumulative to the extent possible. Upon receipt of the Confirmation, Buyer shall evidence its agreement to enter into the requested Transaction by its signature thereon and return such Confirmation to the Seller. Any Confirmation executed by Buyer shall be deemed to have been received by the applicable Seller on the date such executed Confirmation is actually received by Seller.

      (f) With respect to Wet Mortgage Assets, following the receipt of a Confirmation from Seller, the related Title Escrow Letter and Closing Counsel Notice shall be delivered to Custodian with a copy to Buyer not later than 12:00 noon (eastern time) on the Business Day prior to the requested Purchase Date, as provided in the Custodial Agreement. Following Buyer's receipt of the faxed Title Escrow Letter and Closing Counsel Notice and Buyer's determination that each of the Wet Mortgage Assets is an Eligible Asset, Buyer shall wire funds pursuant to wiring instructions set forth in the Title Escrow Letter. On the Business Day that Custodian receives the complete Mortgage Asset Files, the Custodian will notify Buyer of its receipt of such Mortgage Asset Files and deliver to Buyer a Trust Receipt. Seller shall cause the Closing Counsel to deliver the Mortgage Asset File with respect to each Mortgage Asset within seven
(7) Business Days following the Purchase Date to the Custodian and shall deliver the Underwriting Package with respect to such Wet Mortgage Assets to Buyer.

      (g) Except as set forth in Section 3.04, each Confirmation, together with this Agreement, shall constitute conclusive evidence of the terms agreed between Buyer and the applicable Seller with respect to the Transaction to which the Confirmation relates, and the applicable Seller's acceptance of the related proceeds shall constitute such Seller's agreement to the terms of such Confirmation. It is the intention of the parties that each Confirmation shall not be separate from this Agreement but shall be made a part of this Agreement.

      (h) Notwithstanding any other provision hereunder, the fact that Buyer has conducted or has failed to conduct any partial or complete examination or any other due diligence review of any Purchased Asset shall in no way affect any rights Buyer (or any of its successors) may have hereunder or otherwise with respect to any representations or warranties or other rights hereunder, including without limitation, the right to determine at any time that such Purchased Asset is not an Eligible Asset.

      (i) On the Repurchase Date, termination of a Transaction will be effected by transfer to the applicable Seller or its designee of the Purchased Assets and receipt of the Repurchase Price by Buyer. To the extent a net amount is owed to one party, the other party shall pay such amount to such party. Buyer shall direct Custodian to deliver the related Mortgage Files to the applicable Seller or its designee at Seller's expense on the Repurchase Date.

      (j) In no event shall a Transaction be entered into when any Margin Deficit exists or when any Default or Event of Default has occurred and is continuing, when the Repurchase Date for such Transaction would be later than the Facility Termination Date or to the extent that after giving effect to such Transaction the aggregate Repurchase Price of all Mortgage Assets subject to Transactions then outstanding would exceed the Maximum Amount.

      (k) Pursuant to Section 3.01(b) of the Custodial Agreement, the Custodian shall deliver to Buyer and Seller an Asset Schedule and Exception Report with respect to the Mortgage Assets which the applicable Seller has requested Buyer purchase on such Purchase Date in the case of Dry Mortgage Assets and within ten
(10) Business Days of the Purchase Date in the case of Wet Mortgage Assets, and no later than 12:00 p.m., New York City time, on each Purchase Date, the Custodian shall deliver to Buyer a Trust Receipt in respect of all such Mortgage Assets purchased by Buyer on such Purchase Date. Subject to the provisions of this Article III, the Purchase Price for each Eligible Asset will be made available to the applicable Seller by Buyer transferring the aggregate amount of such Purchase Price in accordance with the wiring instructions set forth in respect of Seller on Schedule 2.

      (l) At Buyer's option, which may be exercised in its sole discretion, either (a) during the Ramp-up Period, and (b) if at any time after the Ramp-up Period there are less than five (5) Eligible Assets in the Facility, the Buyer may cause all principal amounts paid on Eligible Assets (including prepayments) to be applied on a pro rata basis to reduce the Repurchase Prices on Eligible Assets until the Asset Values of Eligible Assets equal the amount such Asset Values would be if the Purchase Rates with respect thereto were reduced by 5% (e.g., 65% to 60%).

      (m) With respect to amortization payments received with respect to any Purchased Asset subject to a Transaction hereunder, such amortization payments shall be distributed to the Buyer and the Buyer shall reduce the then outstanding Purchase Price for such Transaction.

      (n) At the request of the Seller at any time prior to the Facility Termination Date, upon not less than three (3) Business Days prior written notice to the Buyer, the Seller may request that any Whole Loan which is the subject of a Transaction be bifurcated into a B Note, and an "A note" sized for customary real estate underwriting. If such a request is made (a) with respect to the portion of such Whole Loan to be bifurcated into such an "A note", the Buyer and Seller shall deem such portion to be an optional repurchase pursuant to Section 3.04(a), and the Buyer shall pay to the Buyer the allocable portion of the Purchase Price therefor, and the Buyer shall deliver such "A note" to the Buyer or such third Person as the Seller may instruct the Buyer, (b) with respect to the portion of such Whole Loan to be bifurcated into such a B Note, the Buyer and the Seller shall deem such portion to be the subject of a request for a Transaction relating solely to such B Note pursuant to this Section 3.03, and (c) the Seller (or other holder of the "A note") and the Buyer shall enter into an Intercreditor Agreement, substantially in the form of Exhibit M hereto or otherwise in form and substance satisfactory to the Buyer, setting forth the relationship between the holders of the "A note" and B Note relating to such Whole Loan.

      Section 3.04 Repurchases.

      (a) Optional Repurchases. Subject to the payment of any costs or other amounts payable pursuant to Section 3.06(b) and any other fee or payment then due, the applicable Seller may repurchase Purchased Assets, without penalty or premium, in whole on any date and in part on any date so long as no Default or Event of Default shall have occurred and then be continuing (unless such repurchase would cure such Default or Event of Default). If the applicable Seller intends to make any such a repurchase, such Seller shall give one (1) Business Day's prior written notice thereof to Buyer, designating the Purchased Assets to be repurchased. If such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, and, on receipt, such amount shall be applied to the Repurchase Price for the designated Purchased Assets. The amount of the original Purchase Price of the Purchased Assets thus repurchased shall be available for subsequent Transactions subject to the terms of this Agreement.

      (b) Repurchase of Related Mortgage Assets. At any time a Purchased Asset is repurchased by a Seller hereunder, whether on the Repurchase Date therefor, as an optional repurchase, in satisfaction of a Margin Deficit or otherwise, all amounts paid in respect of such repurchase shall be allocated pro rata, based upon the respective outstanding Repurchase Prices, to all Purchased Assets having the same Underlying Mortgaged Property and no Purchased Asset shall be repurchased from Buyer unless all Purchased Assets having the same Underlying Mortgaged Property are repurchased in whole simultaneously therewith, except in the case of any Whole Loan with a related B Note, which B Note is not required to be repurchased pursuant to this Section.

      Section 3.05 Extension of Facility Termination Date; Increase of Maximum Amount.

      (a) Extension of Facility Termination Date. Upon written request of all of the Sellers delivered to Buyer at least ninety (90) days, but in no event earlier than 120 days, prior to the Facility Termination Date then in effect, and so long as no Default or Event of Default, or any default under any other Repurchase Document, and no event which has a Material Adverse Effect shall have occurred and be continuing on such Facility Termination Date, Buyer may in its sole discretion agree to extend the Facility Termination Date, on not more than two (2) successive occasions, for additional periods each not to exceed 364 additional days, by giving written notice to the Sellers of such extension and of the new Facility Termination Date determined by Buyer; provided, that (i) any failure by Buyer to deliver such notice of extension to the Sellers shall be deemed to be Buyer's determination not to extend the Facility Termination Date,
(ii) the Parent continues to be listed on a national securities exchange, and
(iii) the Facility Termination Date shall in no event be extended beyond September 20, 2007.

      (b) Increase of Maximum Amount. In the event that all of the Sellers deliver to Buyer a written request for the increase of the Maximum Amount at least thirty (30) days, but in no event earlier than ninety (90) days, prior to the Initial Termination Date, Buyer may, in its sole discretion, agree to increase the Maximum Amount to an amount equal to $450,000,000, or such lesser amount as agreed to by Buyer in its sole discretion, by giving written notice to the Sellers of such increase and the Maximum Amount determined by Buyer after giving effect thereto; provided, that (i) any failure by Buyer to deliver such notice of increase to the Sellers shall be deemed to be Buyer's determination not to increase the Maximum Amount and (ii) the Maximum Amount shall not be increased unless Buyer shall have received all appropriate internal credit approvals and it is expressly understood and agreed that Buyer has not received, requested or otherwise sought, and Buyer has no obligation at any time to request or otherwise seek, any such approval. (c) No Obligation to Extend Facility Termination Date or Increase Maximum Amount. Notwithstanding any other provision of this Section 3.05 or otherwise herein, neither Buyer nor any of its Affiliates shall be under any obligation to extend the Facility Termination Date or increase the Maximum Amount.

      (d) Reduction of Maximum Amount; Acceleration of Facility Termination Date. After the Ramp-Up Period, in the event that the weighted average usage under this Agreement falls below 40% of the Maximum Amount for more than ninety
(90) days, the Buyer may reduce the Maximum Amount by any amount in its sole discretion, but in no event shall such Maximum Amount be reduced to an amount less than the then outstanding aggregate Purchase Price for Transactions hereunder.

      Section 3.06 Payment of Price Differential. Notwithstanding that the Sellers and Buyer intend that the Transactions hereunder be sales to Buyer of the Purchased Assets, the Sellers shall pay to Buyer an amount equal to the accrued Price Differential of each Transaction through but not including the Payment Calculation Date (each such payment, a "Periodic Advance Repurchase Payment") on each Payment Date less any portion thereof previously paid, if any. Buyer shall deliver to the Sellers, via Electronic Transmission, notice of the required Periodic Advance Repurchase Payment, and a detailed calculation thereof, on or prior to the fifth (5th) Business Day preceding each Payment Date. If the Sellers fail to make all or part of the Periodic Advance Repurchase Payment by 5:00 p.m., New York City time, on the Payment Date, the Sellers shall be obligated to pay to Buyer (in addition to, and together with, the Periodic Advance Repurchase Payment) interest on the unpaid amount of the Periodic Advance Repurchase Payment at a rate per annum equal to the Post-Default Rate (the "Late Payment Fee") until the overdue Periodic Advance Repurchase Payment is received in full by Buyer.

                                   ARTICLE IV

                               MARGIN MAINTENANCE

      Section 4.01 Margin Adjustments. (a) If at any time (i) the Repurchase Price for any Purchased Asset exceeds the Asset Value of such Purchased Asset or
(ii) either S&P or Moody's downgrades any Eligible Asset, then Buyer may, by delivery to the Sellers of a Margin Deficit Notice, require the Sellers to, at the Sellers' option, no later than the Margin Correction Deadline, (i) sell to Buyer for no additional consideration (by transfer to Buyer or its designee, including the Custodian) additional Eligible Assets ("Additional Purchased Assets"), (ii) repurchase Purchased Assets at the Repurchase Price, (iii) make a payment in reduction of the Repurchase Price or (iv) choose any combination of the foregoing, so that, after giving effect to such transfers, repurchases and payments, the Margin Base is not less than the aggregate Purchase Price of all Mortgage Assets subject to Transactions then outstanding.

      (b) If at any time the aggregate Repurchase Price of all Mortgage Assets subject to Transactions then outstanding exceeds the Maximum Amount, then Buyer may, by delivery to the Sellers of a Margin Deficit Notice, require the Sellers to, no later than the time that is forty-eight (48) hours after such notice is first received by any Seller (or if such time is not during a Business Day, then no later than the same time on the next Business Day), (i) repurchase Purchased Assets at the Repurchase Price, (ii) make a payment in reduction of the Repurchase Price or (iii) choose any combination of the foregoing, so that, after giving effect to such repurchases and payments, the aggregate Repurchase Price of all Mortgage Assets subject to Transactions then outstanding does not exceed the Maximum Amount.

      (c) Notwithstanding anything else herein, for purposes of determining the Margin Base, the Asset Value of any Letter of Credit Loan shall be equal to $0 beginning 60 days prior to the expiration or termination date of the underlying Letter of Credit, if such Letter of Credit is not renewed or extended in accordance with the underlying Mortgage Loan Documents.

      (d) Unless otherwise agreed in writing by Buyer, all cash transferred to Buyer pursuant to this Section 4.01 shall be deposited in the account set forth in Section 7.01 hereof and shall be deemed to reduce the aggregate Repurchase Price with respect to all outstanding Transactions.

      (e) Buyer's election, in its sole and absolute discretion, not to deliver a Margin Deficit Notice at any time a such a notice is permitted to be delivered by Section 4.01(a) or 4.01(b) shall not in any way limit or impair Buyer's right to deliver a Margin Deficit Notice at any other time such a notice is permitted to be delivered by Section 4.01(a) or 4.01(b).

      Section 4.02 Margin Correction Deadline. All transfers, repurchases and payments to be made by the Sellers in satisfaction of any Margin Deficit Notice delivered pursuant to Section 4.01(a) shall be completed no later than the time that is forty-eight (48) hours after such notice is first received by any Seller (or if such time is not during a Business Day, then no later than the same time on the next Business Day). If the Margin Deficit Notice is not satisfied within two business days, the Buyer shall have the right to liquidate the applicable Eligible Asset and any proceeds therefrom will be applied to the applicable Repurchase Price. Any amounts received in such liquidation in excess of the applicable Repurchase Price with respect to such Eligible Asset shall be utilized to reduce the Repurchase Price with respect to all other outstanding Transactions on a pro rata basis. The positive or negative value of any hedges, in Buyer's sole discretion, related to an Eligible Asset and properly assigned to Buyer shall be taken into account in such determination.

                                   ARTICLE V

                      INCOME PAYMENTS; REQUIREMENTS OF LAW

      Section 5.01 Income Payments. Subject to the conditions set forth below and subject to Section 3.03(j), the Sellers shall be entitled to receive an amount equal to all Income paid or distributed on or in respect of the Purchased Assets that is not otherwise received by any Seller, to the full extent it would be so entitled if the Mortgage Assets had not been sold to Buyer. Notwithstanding the foregoing, each Seller hereby agrees to instruct each applicable trustee, Servicer or other party acting as paying agent with respect to the related Eligible Asset, to transfer all Income with respect to the Purchased Asset directly to Buyer for deposit into the Collection Account within two (2) Business Days after receipt thereof. On each Payment Date, any amounts on deposit in the Collection Account in respect of a Purchased Asset shall be applied as follows: first, to the payment of all fees, expenses, and other obligations then due to Buyer and/or its Affiliates pursuant to this Agreement, other than the Pricing Differential and Repurchase Price on the Purchased Assets; second, to the payment of accrued and unpaid Pricing Differential on such Purchased Asset; third, to pay the Repurchase Price for such Purchased Asset then subject to a request to repurchase in accordance with the terms of
Section 3.04; fourth, to the payment of all fees, expenses, and other obligations then due under or in connection with the Wachovia Letter of Credit, fifth, to the payment of all fees, expenses, and other obligations then due under or in connection with the Interest Rate Protection Agreements and the Wachovia Interest Rate Protection Agreements, and sixth, to the Operating Account, for such purposes as the applicable Seller shall determine in its sole discretion; provided, that if a Margin Deficit, Default or Event of Default has occurred and is continuing, amounts on deposit in the Collection Account shall not be transferred to the Operating Account but shall remain in the Collection Account.

      Section 5.02 Requirements of Law. (a) In the event that Buyer shall at any time have determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any Requirement of Law (other than with respect to any amendment made to Buyer's certificate of incorporation and by-laws or other organizational or governing documents) or any change in the interpretation or application thereof or compliance by Buyer with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

      (i) shall subject Buyer to any tax of any kind whatsoever with respect to this Agreement or any Transaction (excluding net income taxes) or change the basis of taxation of payments to Buyer in respect thereof;

      (ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, or other extensions of credit by, or any other acquisition of funds by, any office of Buyer which is not otherwise included in the determination of the Eurodollar Rate hereunder;

      (iii) shall impose on Buyer any other condition;

      and the result of any of the foregoing is to increase the cost to Buyer, by an amount which Buyer deems in good faith to be material, of entering, continuing or maintaining any Transaction or to reduce any amount due or owing hereunder in respect thereof by an amount which Buyer determines in good faith to be material, then, in any such case, the Sellers shall promptly pay Buyer such additional amount or amounts as calculated by Buyer in good faith as will compensate Buyer for such increased cost or reduced amount receivable.

      (b) In the event that Buyer shall at any time have determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that the adoption of or any change in any Requirement of Law (other than with respect to any amendment made to Buyer's certificate of incorporation and by-laws or other organizational or governing documents) regarding capital adequacy or in the interpretation or application thereof or compliance by Buyer or any corporation controlling Buyer with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on Buyer's or such corporation's capital as a consequence of its obligations hereunder to a level below that which Buyer or such corporation could have achieved but for such adoption, change or compliance (taking into consideration Buyer's or such corporation's policies with respect to capital adequacy) by an amount deemed by Buyer in good faith to be material, then from time to time, the Sellers shall promptly pay to Buyer such additional amount or amounts as will compensate Buyer for such reduction.

      (c) All payments made by any Seller to Buyer shall be free and clear of, and without deduction or withholding for, any taxes; provided, however, that if any Seller shall be required by law to deduct or withhold any taxes from any sums payable to Buyer, then such Seller shall (A) make such deductions or withholdings and pay such amounts to the relevant authority in accordance with applicable law, (B) pay to Buyer the sum that would have been payable had such deduction or withholding not been made, and (C) at the time the Price Differential is paid, pay to Buyer all additional amounts as specified by Buyer to preserve the after-tax yield Buyer would have been received had such tax not been imposed.

      (d) If Buyer becomes entitled to claim any additional amounts pursuant to this Section 5.02, it shall promptly notify each affected Seller of the event by reason of which it has become so entitled. A certificate as to any additional amounts payable pursuant to this Section 5.02 submitted by Buyer to an affected Seller shall be conclusive in the absence of manifest error.

                                   ARTICLE VI

                                SECURITY INTEREST

      Section 6.01 Security Interest. (a) Each of the following items or types of property, whether now owned or hereafter acquired, now existing or hereafter created and wherever located, is hereinafter referred to as (the "Purchased Items"): all Mortgage Assets, all rights under each Purchase Agreement (but not the obligations thereunder), all Mortgage Asset Files, including without limitation all promissory notes, all Servicing Records relating to the Mortgage Assets, all Servicing Agreements relating to the Mortgage Assets and any other collateral pledged or otherwise relating to such Mortgage Assets, together with all files, documents, instruments, surveys, certificates, correspondence, appraisals, computer programs, computer storage media, accounting records and other books and records relating thereto, all mortgage guaranties and insurance (issued by governmental agencies or otherwise) and any mortgage insurance certificate or other document evidencing such mortgage guaranties or insurance relating to any Mortgage Asset, all servicing fees to which such the applicable Seller is entitled and servicing and other rights relating to the Mortgage Assets, all Servicer Accounts established pursuant to any Servicing Agreement and all amounts on deposit therein, from time to time, all Purchase Agreements or other agreements or contracts relating to, constituting, or otherwise governing, any or all of the foregoing to the extent they relate to the Purchased Assets including the right to receive principal and interest payments with respect to the Purchased Assets and the right to enforce such payments, the Controlled Accounts and all monies and investment property from time to time on deposit in, or credited to, the Controlled Accounts, all Interest Rate Protection Agreements, if any, all "general intangibles", "accounts", "chattel paper", "deposit accounts", "instruments" and "investment property" as defined in the UCC relating to or constituting any and all of the foregoing, and any and all replacements, substitutions, distributions on or proceeds of any and all of the foregoing.

      (b) The Sellers and Buyer intend that the Transactions hereunder be sales to Buyer of the Purchased Assets and not loans from Buyer to the applicable Seller secured by the Purchased Assets. However, in order to preserve Buyer's rights under this Agreement in the event that a court or other forum recharacterizes the Transactions hereunder as loans and as security for the performance by each Seller of all of such Seller's obligations to Buyer hereunder and the Transactions entered into hereunder ("Repurchase Obligations") and Seller-Related Obligations, each Seller hereby assigns, pledges and grants a security interest in all of its right, title and interest in, to and under the Purchased Items and the Purchased Assets to Buyer to secure the Repurchase Obligations and Seller-Related Obligations, including without limitation the repayment of all amounts owing to Buyer hereunder. Each Seller agrees to mark its computer records and files to the extent practicable to evidence the interests granted to Buyer hereunder. All Purchased Items shall secure the payment of all obligations of each Seller now or hereafter existing under this Agreement, including, without limitation, each Seller's obligation to repurchase Purchased Assets, or if such obligation is so recharacterized as a loan, to repay such loan, for the Repurchase Price and to pay any and all other amounts owing to Buyer hereunder.

      (c) Pursuant to the Custodial Agreement, the Custodian shall hold the Mortgage Asset Files as exclusive bailee and agent for Buyer pursuant to the terms of the Custodial Agreement and shall deliver to Buyer Trust Receipts each to the effect that the Custodian has reviewed such Mortgage Asset Files in the manner and to the extent required by the Custodial Agreement and identifying any deficiencies in such Mortgage Asset Files as so reviewed.

      (d) With respect to any portion of the Purchased Items which consist of "securities" or "security entitlements" (as defined in the UCC), (x) in the case of any security represented by a "security certificate" (within the meaning of the UCC), the Custodian shall hold such security certificate, registered in the name of the Custodian or indorsed to the Custodian in blank (in the case of a security in "registered form" (within the meaning of the UCC)) and (y) in the case of a security entitlement, cause the relevant "securities intermediary" (as defined in the UCC) to indicate by book-entry the credit thereof to a "securities account" (as defined in the UCC), as to which the Custodian is the "entitlement holder" (as defined in the UCC).

      (e) In addition to and without limiting the generality of the foregoing, each Seller hereby grants to Buyer a security interest in each Interest Rate Protection Agreement relating to any Purchased Assets.

      Section 6.02 Release of Security Interest. Upon satisfaction of the Repurchase Obligations and the Seller-Related Obligations, Buyer shall reconvey the Purchased Assets to the applicable Seller and release its security interest therein.

                                  ARTICLE VII

                          PAYMENT, TRANSFER AND CUSTODY

      Section 7.01 Payment, Transfer and Custody. (a) Unless otherwise mutually agreed in writing, all transfers of funds to be made by Seller hereunder shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to Buyer, in accordance with the wiring instructions set forth on Schedule 2 hereto, not later than 3:00 p.m., New York City time, on the date on which such payment shall become due (and each such payment made after such time shall be deemed to have been made on the next succeeding Business Day). Each Seller acknowledges that it has no rights of withdrawal from the foregoing account.

      (b) On the Purchase Date for each Transaction, ownership of the Purchased Assets shall be transferred to Buyer or its designee (including the Custodian) against the simultaneous transfer of the Purchase Price as set forth in Article V of the Custodial Agreement not later than 6:00 p.m., New York City time, simultaneously with the delivery to the Custodian of the Purchased Assets relating to each Transaction. The applicable Seller hereby sells, transfers, conveys and assigns to Buyer or its designee (including the Custodian), subject to the terms of this Agreement, all the right, title and interest of such Seller in and to the Purchased Assets together with all right, title and interest in and to the proceeds of any related Purchased Items.

      (c) In connection with such sale, transfer, conveyance and assignment, on or prior to each Purchase Date, the Sellers shall deliver or cause to be delivered and released to Buyer or its designee (including the Custodian) the documents identified in the Custodial Agreement.

      (d) Any Mortgage Asset Files not delivered to Buyer or its designee (including the Custodian) are and shall be held in trust by the applicable Seller or its designee for the benefit of Buyer as the owner thereof. The applicable Seller or its designee shall maintain a copy of the Mortgage Asset File and the originals of the Mortgage Asset File not delivered to Buyer or its designee (including the Custodian). The possession of the Mortgage Asset File by the applicable Seller or its designee is at the will of Buyer for the sole purpose of servicing the related Purchased Asset, and such retention and possession by such Seller or its designee is in a custodial capacity only. Each Mortgage Asset File retained or held by the applicable Seller or its designee shall be segregated on such Seller's books and records, to the extent possible, from the other assets of such Seller or its designee and the books and records of such Seller or its designee shall be marked appropriately to reflect clearly the sale of the related Purchased Asset to Buyer. The applicable Seller or its designee shall release its custody of the Mortgage Asset File only in accordance with written instructions from Buyer, unless such release is required as incidental to the servicing of the Purchased Assets or is in connection with a repurchase of any Purchased Asset by such Seller.

                                  ARTICLE VIII

                         REPRESENTATIONS AND WARRANTIES

      Section 8.01 Representations and Warranties. Each Seller, and Guarantor where applicable, represents and warrants to Buyer that as of the Purchase Date for the purchase of any Purchased Assets by Buyer from such Seller and as of the date of this Agreement and any Transaction hereunder and, except where any such representation or warranty is expressly stated to have been made as of a specific date, at all times while the Repurchase Documents and any Transaction hereunder is in full force and effect:

      (a) Acting as Principal. Seller will engage in such Transactions as principal (or, if agreed in writing in advance of any Transaction by the other party hereto, as agent for a disclosed principal).

      (b) Solvency. Neither the Repurchase Documents nor any Transaction thereunder are entered into in contemplation of insolvency or with intent to hinder, delay or defraud any of Seller's or Guarantor's creditors. The transfer of the Mortgage Assets subject hereto and the obligation to repurchase such Mortgage Assets is not undertaken with the intent to hinder, delay or defraud any of Seller's creditors. As of the Repurchase Date, Seller is not insolvent within the meaning of 11 U.S.C. Section 101(32) or any successor provision thereof and the transfer and sale of the Mortgage Assets pursuant hereto and the obligation to repurchase such Mortgage Asset (i) will not cause the liabilities of Seller to exceed the assets of Seller, (ii) will not result in Seller having unreasonably small capital, and (iii) will not result in debts that would be beyond Seller's ability to pay as the same mature. Seller received reasonably equivalent value in exchange for the transfer and sale of the Purchased Assets and Purchased Items subject hereto.

      (c) No Broker. Seller has not dealt with any broker, investment banker, agent, or other person, except for Buyer (or an Affiliate of Buyer) - if applicable, who may be entitled to any commission or compensation in connection with the sale of Purchased Assets pursuant to this Agreement.

      (d) Ability to Perform. Seller does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in the Repurchase Documents applicable to it to which it is a party.

      (e) No Margin Deficit; No Defaults; No Material Adverse Effect. No Margin Deficit exists and no Default or Event of Default or any Material Adverse Effect has occurred and is continuing hereunder.

      (f) Legal Name; Existence; Organizational Identification Number; Compliance with Law. Caplease's exact legal name is Caplease, LP;; Parent and Guarantor's exact legal name is Capital Lease Funding, Inc. Caplease is a limited partnership, duly organized, validly existing and in good standing under the laws of the State of Delaware. Parent and Guarantor is a REIT, duly organized, validly existing and in good standing under the laws of the State of Maryland. Each of Seller and Guarantor is qualified to do business and is in good standing in all other jurisdictions in which the nature of the business conducted by it makes such qualification necessary, except where failure so to qualify could not be reasonably likely (either individually or in the aggregate) to have a Material Adverse Effect. Seller is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect. Caplease's organizational identification number is 3445530 and Parent's organizational identification number is 07639230. Each applicable Seller and Guarantor will promptly notify the Buyer of any change in such entity's organizational number.

      (g) Financial Condition. Seller and Guarantor have each heretofore furnished to Buyer a copy of its respective consolidated balance sheets and its respective consolidated Subsidiaries, if any, as at the end of June 30, 2004 and the related consolidated statements of income and retained earnings and of cash flows for Seller and Guarantor, as the case may be, and its respective consolidated Subsidiaries, if any, for such period and the portion of the fiscal year through the end of such period, accompanied by a schedule of all contingent funding obligations. Such financial statement fairly presents, in all material respects, the consolidated financial position of the Seller or Guarantor, as applicable, and its respective Subsidiaries as of such date in accordance with GAAP applied on a consistent basis.

      (h) Litigation. As of the date of this Agreement and as of the Purchase Date for the purchase of any Purchased Assets hereunder, there are no actions, suits, arbitrations, investigations (including, without limitation, any of the foregoing which are pending or to the best of Seller's knowledge threatened) affecting Seller or affecting any of the Property of Seller before any Governmental Authority which (i) questions or challenges the validity or enforceability of the Repurchase Documents or any action to be taken in connection with Seller's obligations under the Repurchase Documents, or (ii) individually or in the aggregate, if adversely determined, could reasonably be likely to have a Material Adverse Effect.

      (i) No Breach. Neither (a) the execution and delivery of the Repurchase Documents nor (b) the consummation of the transactions therein contemplated to be entered into by Seller in compliance with the terms and provisions thereof will conflict with or result in a breach of the organizational documents of Seller or any of its Subsidiaries, or any applicable law, rule or regulation, or any order, writ, injunction or decree of any Governmental Authority, or any Servicing Agreement or other material agreement or instrument to which Seller is a party or by which any of them or any of their Property is bound or to which any of them is subject, or constitute a default under any such material agreement or instrument or result in the creation or imposition of any Lien (except for the Liens created pursuant to the Repurchase Documents) upon any Property of Seller or any of its Subsidiaries, pursuant to the terms of any such agreement or instrument.

      (j) Action. Seller has all necessary corporate or other power, authority and legal right to execute, deliver and perform its obligations under each of the Repurchase Documents, as applicable; the execution, delivery and performance by Seller of each of the Repurchase Documents have been duly authorized by all necessary corporate action on its part; and each Repurchase Document has been duly executed and delivered by Seller, as applicable, and constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms, subject to bankruptcy, insolvency, and other initiations on creditors rights generally and to equitable principals.

      (k) Approvals. No authorizations, approvals or consents of, and no filings or registrations with, any securities exchange, Governmental Authority or any other Person are required for the execution, delivery or performance by Seller of the Repurchase Documents except for filings and recordings in respect of the Liens created pursuant to the Repurchase Documents (other than such authorizations, approvals, consents, filings or registrations that have already been obtained or made, as applicable, and remain in full force and effect).

      (l) Margin Regulations and Use of Proceeds. Neither any Transaction hereunder, nor the use of the proceeds thereof, will be used (a) for any purpose which violates, or would be inconsistent with, the provisions of Regulation T, U or X, (b) for repurchasing any equity interest of Guarantor or any Seller, or
(c) funding any dividends or distributions to any holder of any equity interest of Guarantor or any Seller.

      (m) Taxes. Seller and its Subsidiaries have filed all Federal income tax returns and all other material tax returns that are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by it or any of its Subsidiaries, except for any such taxes or assessments as are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided. The charges, accruals and reserves on the books of Seller and its Subsidiaries in respect of taxes and other governmental charges are, in the opinion of Seller, adequate.

      (n) Investment Company Act. Neither Seller nor any of its Subsidiaries is an "Investment Company", or a company "Controlled" by an "Investment Company," within the meaning of the Investment Company Act of 1940, as amended.

      (o) Purchased Assets.

      (i) As of the date hereof, Seller has not assigned, pledged, or otherwise conveyed or encumbered any Mortgage Asset (or any interest therein) to any other Person, and immediately prior to the sale of such Mortgage Asset to Buyer, Seller was the sole owner of such Mortgage Asset and had good and marketable title thereto, free and clear of all Liens, in each case except for Liens to be released simultaneously with the sale to Buyer hereunder.

      (ii) The provisions of this Agreement and the related Confirmation are effective to either constitute a sale of Purchased Items to Buyer or to create in favor of Buyer a legal, valid and enforceable security interest in all right, title and interest of Seller in, to and under the Purchased Items.

      (iii) Upon receipt by the Custodian of each Mortgage Note, B Note or Mezzanine Note, endorsed in blank by a duly authorized officer of Seller, either a purchase shall have been completed by Buyer of such Mortgage Note, B Note or Mezzanine Note, as applicable, or Buyer shall have a valid and fully perfected first priority security interest in all right, title and interest of Seller in the Purchased Items described therein.

      (iv) Each of the representations and warranties made in respect of the Purchased Assets pursuant to Schedule 1, as applicable, are true, complete and correct.

      (v) Upon the filing of financing statements on Form UCC-1 naming Buyer as "Secured Party", Seller as "Debtor" and describing the Purchased Items, in the jurisdictions and recording offices listed on Exhibit D attached hereto, the security interests granted hereunder in that portion of the Purchased Items which can be perfected by filing under the Uniform Commercial Code will constitute fully perfected security interests under the Uniform Commercial Code in all right, title and interest of Seller in, to and under such Purchased Items.

      (vi) Upon execution and delivery of the Account Control Agreement, Buyer shall either be the owner of, or have a valid and fully perfected first priority security interest in, the "investment property" and all "deposit accounts" (each as defined in the Uniform Commercial Code) comprising Purchased Items.

      (p) Location of Books and Records. The location where Seller keeps its books and records, including all computer tapes and records related to the Purchased Items is its chief executive office.

      (q) Interest Rate Protection Agreements. Seller has entered into all Interest Rate Protection Agreements contemplated by Seller's hedging strategy (as disclosed to Buyer) and to the actual knowledge of Seller, as of the date of this Agreement and as of the Purchase Date for the purchase of any Purchased Assets subject to an Interest Rate Protection Agreement, each such Interest Rate Protection Agreement is in full force and effect in accordance with its terms and no default or event of default exists thereunder.

      (r) Servicing Agreements. Seller has delivered to Buyer all Servicing Agreements pertaining to the Mortgage Assets and to the actual knowledge of Seller, as of the date of this Agreement and as of the Purchase Date for the purchase of any Purchased Assets subject to a Servicing Agreement, each such Servicing Agreement is in full force and effect in accordance with its terms and no default or event of default exists thereunder.

      (s) True and Complete Disclosure. The information, reports, financial statements, exhibits and schedules furnished in writing by or on behalf of Seller to Buyer in connection with the negotiation, preparation or delivery of this Agreement and the other Repurchase Documents or included herein or therein or delivered pursuant hereto or thereto (other than with respect to the Mortgage Assets), when taken as a whole, do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. All written information furnished after the date hereof by or on behalf of Seller to Buyer in connection with this Agreement and the other Repurchase Documents and the transactions contemplated hereby (other than with respect to the Mortgage Assets) and thereby will be true, complete and accurate in all material respects, or (in the case of projections) based on reasonable estimates, on the date as of which such information is stated or certified. There is no fact known to a Responsible Officer of Seller, after due inquiry, that would reasonably be expected to have a Material Adverse Effect that has not been disclosed herein, in the other Repurchase Documents or in a report, financial statement, exhibit, schedule, disclosure letter or other writing furnished to Buyer for use in connection with the transactions contemplated hereby or thereby.

      (t) ERISA. Neither Seller nor Guarantor, as applicable, has established any Multiemployer Plan pursuant to ERISA, the Code or any other Federal or State Law. Each Plan to which Seller or Guarantor, as applicable, or any of its respective Subsidiaries make direct contributions, and, to the knowledge of Seller or Guarantor, as applicable, each other Plan, is in compliance in all material respects with, and has been administered in all material respects in compliance with, the applicable provisions of ERISA, the Code and any other Federal or State law.

      (u) No Reliance. Seller has made its own independent decisions to enter into the Repurchase Documents and each Transaction and as to whether such Transaction is appropriate and proper for it based upon its own judgment and upon advice from such advisors (including without limitation, legal counsel and accountants) as it has deemed necessary. Seller is not relying upon any advice from Buyer as to any aspect of the Transactions, including without limitation, the legal, accounting or tax treatment of such Transactions.

      (v) Compliance with Anti-Money Laundering Laws. Seller has complied with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 (collectively, the "Anti-Money Laundering Laws"); Seller has established an adequate anti-money laundering compliance program as required by the Anti-Money Laundering Laws, has conducted the requisite due diligence in connection with the origination of each Mortgage Asset for purposes of the Anti-Money Laundering Laws, including with respect to the legitimacy of the applicable Mortgagor and the origin of the assets used by the said Mortgagor to purchase the property in question, and maintains, and will maintain, sufficient information to identify the applicable Mortgagor for purposes of the Anti-Money Laundering Laws.

      (w) Insurance. As of the date of this Agreement and as of the Purchase Date for the purchase of any Purchased Assets hereunder, Seller maintains with financially sound and reputable insurance companies insurance, to the extent the related tenant is not obligated to carry such insurance, on all its property in at least such amounts and against at least such risks as are usually insured against in the same general area by companies engaged in the same or a similar business.

                                   ARTICLE IX

                                    COVENANTS

      Section 9.01 Covenants. On and as of the date of this Agreement and each Purchase Date and until this Agreement is no longer in force with respect to any Transaction, each Seller covenants that and, where applicable, Guarantor covenants that:

      (a) Financial Statements. Seller shall deliver or cause to be delivered to
Buyer:

      (i) as soon as available and in any event within forty-five (45) days after the end of each fiscal quarter of Caplease and Guarantor, the unaudited consolidated balance sheets of each of Caplease and Guarantor and their consolidated Subsidiaries as at the end of such period and the related unaudited consolidated statements of income and retained earnings and of cash flows for each of Caplease and Guarantor and their consolidated Subsidiaries for such period and the portion of the fiscal year through the end of such period, accompanied by a schedule of all contingent funding obligations and hedging positions of Caplease and Guarantor and a certificate of a Responsible Officer of Caplease and Guarantor, which certificate shall state that said consolidated financial statements fairly present in all material respects the consolidated financial condition and results of operations of Caplease and Guarantor and their consolidated Subsidiaries in accordance with GAAP, consistently applied, as at the end of, and for, such period (subject to normal year-end adjustments);

      (ii) as soon as available and in any event within one hundred twenty (120) days after the end of each fiscal year of Caplease and Guarantor, the audited consolidated balance sheets of each of Caplease and Guarantor and their consolidated Subsidiaries as at the end of such fiscal year and the related consolidated statements of income and retained earnings and of cash flows for each of Caplease and Guarantor and their consolidated Subsidiaries for such year, setting forth in each case in comparative form the figures for the previous year, accompanied by an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall not be qualified as to scope of audit or going concern and shall state that said consolidated financial statements fairly present the consolidated financial condition and results of operations of Caplease and Guarantor and their consolidated Subsidiaries as at the end of, and for, such fiscal year in accordance with GAAP, and a certificate of such accountants stating that, in making the examination necessary for their opinion, they obtained no knowledge, except as specifically stated, of any Default or Event of Default;

      (iii) (A) with respect to each Mortgage Asset originated or master serviced by an Affiliate of Caplease or Guarantor or Buyer, as soon as available, but in any event not later than two (2) Business Days prior to each Payment Date, copies of the monthly servicing report (including aging of accounts receivable and accounts payable for each Underlying Mortgaged Property and a summary of Seller's delinquency and loss experience with respect to the Mortgage Assets) and copies of such financial reports with respect to the Underlying Mortgaged Property as the Servicer shall have received from the related borrower and (B) with respect to each Mortgage Asset not originated or master serviced by an Affiliate of Caplease or Guarantor or Buyer, Caplease and Guarantor shall each use its good faith efforts to deliver such items as soon as practicable;

      (iv) with respect to each Mortgage Asset, as soon as available, any Servicer's report relating to projections of any protective advances with respect to such Mortgage Asset, which, if requested by Buyer, shall include, in any event, a description of the related Seller's internal risk rating, tenant ratings, tenant KMV ratings (if applicable) and/or surveillance of such Mortgage Asset;

      (v) with respect to each Mortgage Asset to the extent received by any Seller from the obligor under any Mortgage Asset, as soon as available, but in any event not later than thirty (30) days after receipt thereof, the annual balance sheet with respect to any tenant to the extent the Servicer has received same;

      (vi) from time to time such other information regarding the financial condition, operations, or business of Seller as Buyer may reasonably request; and

      (vii) as soon as reasonably possible, and in any event within thirty (30) days after a Responsible Officer of Seller knows, or with respect to any Plan to which Seller or any of its Subsidiaries makes direct contributions, has reason to believe, that any of the events or conditions specified below with respect to any Plan has occurred or exists, a statement signed by a senior financial officer of Seller setting forth details respecting such event or condition and the action, if any, that Seller or its ERISA Affiliate proposes to take with respect thereto (and a copy of any report or notice required to be filed with or given to PBGC by Seller or an ERISA Affiliate with respect to such event or condition):

            (A) any Reportable Event, or and any request for a waiver under
Section 412(d) of the Code or any successor provision thereof for any Plan;

            (B) the distribution under Section 4041(c) of ERISA or any successor provision thereof of a notice of intent to terminate any Plan or any action taken by Seller or an ERISA Affiliate to terminate any Plan;

            (C) the institution by PBGC of proceedings under Section 4042 of ERISA or any successor provision thereof for the termination of, or the appointment of a trustee to administer, any Plan; and

            (D) the adoption of an amendment to any Plan that would result in the loss of tax exempt status of the trust of which such Plan is a part if Seller or an ERISA Affiliate fails to provide timely security to such Plan in accordance with the provisions of Section 401(a)(29) of the Code or Section 307 of ERISA or any successor provision thereof.

      (b) Certificates; Other Information. Furnish to Buyer:

      (i) concurrently with the delivery of the financial statements referred to in Sections 9.01(a)(ii) above, a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefore no knowledge was obtained of any Default or Event of Default, except as specified in such certificate;

      (ii) concurrently with the delivery of the financial statements referred to in Section 9.01(a)(ii) above and with the delivery of each Confirmation, a certificate of a Responsible Officer substantially in the form of Exhibit J hereto stating that, to the best of such Responsible Officer's knowledge, Seller during such period has observed or performed all of its covenants and other agreements in all material respects, and satisfied every material condition, contained in this Repurchase Agreement and the related documents to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate, (ii) showing in detail the calculations supporting such Responsible Officer's certification of Seller's compliance with the requirements of Sections 9.01(k)-(l) and (iii) showing in detail the calculations projected with respect to the requirements of Sections 9.01(k)-(l) for the upcoming period of four (4) fiscal quarters;

      (iii) as soon as available, but in any event not later than one hundred twenty (120) days after the end of each fiscal year of Seller, a copy of the projections of Seller of the operating budget and cash flow budget of Seller for the succeeding fiscal year, such projections to be accompanied by a certificate of a Responsible Officer certifying that such projections have been prepared in good faith based upon reasonable assumptions;

      (iv) promptly upon receipt thereof, copies of all reports (but excluding routine correspondence and materials unrelated to such audit) submitted to Seller by independent certified public accountants in connection with each annual, interim or special audit of the books and record of Seller made by such accountants, including, without limitation, any management letter commenting on Seller's internal controls submitted by such accountants to management in connection with their annual audit;

      (v) within fifteen (15) days after the same are sent, copies of all financial statements and reports which Seller sends to its stockholders, and within fifteen (15) days after the same are filed, copies of all financial statements and reports which Seller may make to, or file with, the Securities and Exchange Commission or any successor or analogous Governmental Authority;

      (vi) no later than the 15th day of each month, with respect to each Purchased Asset, a Purchased Asset Data Summary, substantially in the form of Exhibit K, properly completed; and

      (vii) promptly, any material report or material notice received by Seller with respect to any Purchased Asset and such additional financial and other information as Buyer may from time to time reasonably request.

      (c) Litigation. Seller will promptly, and in any event within ten (10) Business Days after service of process on any of the following, give to Buyer notice of all litigation, actions, suits, arbitrations, investigations (including, without limitation, any of the foregoing which are pending or threatened in writing) or other legal or arbitrable proceedings affecting Seller or any of its Subsidiaries or affecting any of the Property of any of them before any Governmental Authority that (i) questions or challenges the validity or enforceability of any of the Repurchase Documents or any action to be taken in connection with the transactions contemplated hereby, (ii) makes a claim or claims in an aggregate amount greater than $500,000 (not covered by insurance), or (iii) which, individually or in the aggregate, if adversely determined, could be reasonably likely to have a Material Adverse Effect.

      (d) Existence, etc. Seller will:

      (i) continue to engage in business of the same general type as now conducted by it or otherwise as approved by the Buyer prior to the date hereof and maintain and preserve its legal existence and all of its material rights, privileges, licenses and franchises necessary for the operation of its business, provided, that nothing in this Section 9.01(d)(i) shall prohibit any transaction expressly permitted under Section 9.01(e);

      (ii) comply with all Contractual Obligations and with the requirements of all applicable laws, rules, regulations and orders of Governmental Authorities (including, without limitation, all environmental laws) if failure to comply with such requirements would be reasonably likely (either individually or in the aggregate) to have a Material Adverse Effect;

      (iii) keep adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied;

      (iv) not (i) cause or permit any change to be made in its name, organizational identification number, identity or corporate structure, each as described in Section 8.01(f) or (ii) change its jurisdiction of organization, unless it shall have provided Buyer thirty (30) days' prior written notice of such change and shall have first taken all action required by Buyer for the purpose of perfecting or protecting the lien and security interest of Buyer established hereunder;

      (v) pay and discharge all taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its Property prior to the date on which penalties attach thereto, except for any such tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained;

      (vi) permit representatives of Buyer, upon reasonable notice (unless a Default shall have occurred and is continuing, in which case, no prior notice shall be required), during normal business hours, to examine, copy (at Buyer's expense) and make extracts from its books and records, to inspect any of its Properties, and to discuss its business and affairs with its officers, all to the extent reasonably requested by Buyer; and

      (vii) in the case of each SPE Seller, such SPE Seller shall maintain its status as a special purpose entity and, in the case of the Parent, the Parent shall maintain its status as a REIT and shall maintain its listing on a national stock exchange.

      (e) Prohibition of Fundamental Changes; Fiscal Year and Accounting Method. Seller shall not enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation, winding up or dissolution), sell all or substantially all of its assets or acquire or form any Subsidiaries (other than the Subsidiaries set forth on Schedule 5 hereto); provided, that Seller may merge or consolidate with
(A) any wholly owned subsidiary of Seller, (B) any other Person if Seller is the surviving corporation; and provided, further, that if after giving effect thereto, no Default would exist hereunder. Seller shall not change its respective fiscal year or method of accounting without the consent of Buyer and Seller shall give Buyer at least fifteen (15) days prior written notice of any such requested change, which notice shall include a detailed explanation of the changes intended to be made and pro forma financial statements demonstrating the impact thereof.

      (f) Margin Deficit. If at any time there exists a Margin Deficit, the Sellers shall cure same in accordance with Section 4.01.

      (g) Notices. Seller shall give notice to Buyer:

      (i) promptly upon receipt by Seller of notice or knowledge of the occurrence of any Default or Event of Default;

      (ii) with respect to any Purchased Asset hereunder, promptly upon receipt of notice or knowledge by or of Seller that the underlying Mortgaged Property has been damaged by waste, fire, earthquake or earth movement, flood, tornado or other casualty, or otherwise damaged so as to materially and adversely affect the Asset Value of such Purchased Asset;

      (iii) promptly upon receipt of notice or knowledge by or of Seller of (i) any material default related to any Purchased Item, (ii) any Lien or security interest on, or claim asserted against, any Purchased Item or (iii) any event or change in circumstances which would reasonably be expected to have a Material Adverse Effect; and

      (iv) promptly upon any material change in the market value of any or all of Seller's assets which could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of Seller setting forth details of the occurrence referred to therein and stating what action Seller has taken or proposes to take with respect thereto.

      (h) Limitation on Liens. Immediately upon notice to Seller of a Lien or any circumstance which if adversely determined would be reasonably likely to give rise to a Lien (other than in favor of the Buyer) on the Purchased Items, Seller will defend the Purchased Items against, and will take such other action as is necessary to remove, any Lien, security interest or claim on or to the Purchased Items (other than any security interest created under this Agreement), and Seller will defend the right, title and interest of Buyer in and to any of the Purchased Items against the claims and demands of all persons whomsoever; and

      (i) Limitations on Stock Repurchases. Without the consent of the Buyer, no Seller nor Guarantor shall repurchase any stock or membership interests in such Seller or Guarantor.

      (j) Limitation on Distributions. Neither Seller nor Guarantor shall declare or make any dividend or distribution on, or any payment on account of or set apart assets for a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of, any equity or partnership interest of any Seller or Guarantor, as applicable, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of any Seller or Guarantor, as applicable, provided, however, that (i) so long as no Default, Event of Default or Margin Deficit shall have occurred and be continuing, a Seller or Guarantor may make such payments to the extent necessary to (A) preserve the status of Parent as a REIT for federal income tax purposes,
(B) allow Parent to avoid the imposition of federal corporate income tax, or (C) allow Parent to avoid the imposition of federal excise tax under section 4981 of the Internal Revenue Code (or any successor provision), and (ii) if any Default, Event of Default or Margin Deficit shall have occurred and be continuing, Seller or Guarantor may make such payments only with Buyer's prior written consent.

      (k) Maintenance of Liquidity. Seller shall not permit, at any time, Liquidity at such time to be less than $8,000,000 on a consolidated basis with Guarantor;

      (l) Consolidated Tangible Net Worth. Guarantor shall not permit its Consolidated Tangible Net Worth to be less than the sum of (i) $100,000,000 plus
(ii) 75% of the aggregate proceeds received by Guarantor from and after the Effective Date from the sale or issuance of any partnership interests or other equity interests of Seller or Capital Stock of Guarantor, or the receipt of any capital contributions, net of any reasonable and customary brokerage commissions, underwriting fees and discounts, legal fees, finder's fees and other similar fees, costs and commissions that, in each case, are actually paid at the time of receipt of such proceeds cash to a Person that is not a Subsidiary or Affiliate of Guarantor or any of their Subsidiaries or Affiliates.

      (m) Servicer; Servicing Tape. Seller shall cause each Servicer to provide to Buyer and to the Custodian via Electronic Transmission, a remittance report on a monthly basis by no later than the 12th day of each month (the "Reporting Date") containing servicing information, including without limitation those fields reasonably requested by Buyer from time to time, on a loan-by-loan basis and in the aggregate, with respect to the Purchased Assets serviced hereunder by Seller or any Servicer for the month (or any portion thereof) prior to the Reporting Date (such remittance report, an "Asset Tape"). Seller shall not cause the Mortgage Assets to be serviced by any servicer other than a servicer expressly approved in writing by Buyer, which approval shall be deemed granted by Buyer with respect to each Servicer listed on Schedule 7 attached hereto as such schedule may be amended or supplemented from time to time, upon the execution of this Agreement or which approval shall not be otherwise unreasonably withheld or delayed.

      (n) Required Filings. Seller shall promptly provide Buyer with copies of all material documents which Seller or any Subsidiary of Seller is required to file with any regulatory body in accordance with its regulations.

      (o) Remittance of Prepayments. Seller shall remit or cause to be remitted to Buyer, with sufficient detail via Electronic Transmission to enable Buyer to appropriately identify the Mortgage Asset to which any amount remitted applies, all full or partial principal prepayments on any Purchased Asset that Seller or Servicer has received no later than five (5) Business Days following the date such prepayment was received.

      (p) Custodial Agreement and Account Control Agreement. Seller shall maintain each of the Custodial Agreement and Account Control Agreement in full force and effect and shall not amend or modify either of the Custodial Agreement or the Account Control Agreement or waive compliance with any provisions thereunder without the prior written consent of Buyer.

      (q) Inconsistent Agreements. Seller shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, enter into any material agreement containing any material provision which would be violated or breached by any Transaction hereunder or by the performance by Seller of its obligations under any Repurchase Document.

      (r) Hedging. Seller shall enter into Interest Rate Protection Agreements as contemplated by Seller's hedging strategy. Seller shall provide Buyer copies of all such Interest Rate Protection Agreements entered into by Seller and shall caused such Interest Rate Protection Agreements to be assigned to Buyer.

      (s) Maintenance of Property; Insurance. Seller shall keep all property useful and necessary in its business in good working order and condition; maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks as are usually insured against in the same general area by companies engaged in the same or a similar business, and furnish to Buyer, upon written request, full information as to the insurance carried.

      (t) Compliance with Laws. Seller shall comply in all material respects with all applicable laws, ordinances, rules, regulations, and requirements of governmental authorities (including, without limitation, Environmental Laws, and all federal securities laws) except where the necessity of compliance therewith is contested in good faith by appropriate proceedings.

      (u) ERISA. Seller shall, and shall cause each of its Subsidiaries to, comply in all material respects with all requirements of ERISA applicable with respect to each Plan.

      (v) Payment of Obligations. Seller shall pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of such Seller or its Subsidiaries, as the case may be.

      (w) Margin Regulations. No part of the proceeds of any Transaction hereunder shall be used for any purpose which violates, or would be inconsistent with, the provisions of Regulation T, U or X.

      (x) Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of an Event of Default or Default if such action is taken or condition exists.

                                   ARTICLE X

                           EVENTS OF DEFAULT; REMEDIES

      Section 10.01 Events of Default. If any of the following events (each, an "Event of Default") occur, each Seller and Buyer shall have the rights set forth in Section 10.02, as applicable:

      (a) any Seller shall default in the payment of any Repurchase Price due or any amount under Section 5.01 when due (whether at stated maturity, upon acceleration or at mandatory or optional prepayment) unless due to failure of Control Account Holder to remit funds on deposit pursuant to the terms of the related Account Control Agreement; or

      (b) any Seller shall default in the payment of any other amount payable by it hereunder or under any other Repurchase Document after written notification by Buyer of such default, and such default shall have continued unremedied for five (5) Business Days; or

      (c) any representation, warranty or certification made or deemed made herein or in any other Repurchase Document by any Seller or Guarantor or any certificate furnished to Buyer pursuant to the provisions hereof or thereof or any material information with respect to the Mortgage Assets furnished in writing by on behalf of any Seller shall prove to have been false or misleading in any material respect as of the time made or furnished (other than the representations and warranties set forth in Schedule 1, which shall be considered solely for the purpose of determining the Asset Value of the Purchased Assets, unless (i) the applicable Seller shall have made any such representations and warranties with actual knowledge that they were materially false or misleading at the time made; or (ii) any such representations and warranties have been determined in good faith by Buyer in its sole discretion to be materially false or misleading on a regular basis); or

      (d) any Seller, or Parent or Guarantor as applicable, shall fail to comply with the requirements of Sections 9.01(c)-(x) or (except as otherwise set forth in Sections 10.01(a), 10.01(b), 10.01(c), or 10.01(d)) any Seller or Guarantor shall fail to observe or perform any other covenant or agreement contained in this Agreement or any other Repurchase Document; provided, that (i) such party shall have a period of twenty (20) Business Days after actual knowledge by the applicable Seller or receipt of written notice from the Buyer to remedy such failure to observe or perform in the case of Sections 9.01(d) and (g), (ii) such party shall have a period of ten (10) Business Days after actual knowledge by the applicable Seller or receipt of written notice from the Buyer to remedy such failure to observe or perform in the case of Sections 9.01(m), (r) and (s), and
(iii) with respect to Section 9.01(f), such party shall have a period of forty-eight (48) hours to correct any Margin Deficit Notice in accordance with
Section 4.01 of this Agreement; or

      (e) a final judgment or judgments for the payment of money in excess of $5,000,000 in the aggregate shall be rendered against any Seller or in excess of $5,000,000 in the aggregate shall be rendered against a Guarantor by one or more courts, administrative tribunals or other bodies having jurisdiction and the same shall not be satisfied, discharged (or provision shall not be made for such discharge) or bonded, or a stay of execution thereof shall not be procured, within ninety (90) days from the date of entry thereof; or

      (f) an Act of Insolvency shall have occurred with respect to any Seller or Guarantor or any of its Affiliates; or

      (g) the Custodial Agreement, the Account Control Agreement or any Repurchase Document or a replacement therefor acceptable to Buyer shall for whatever reason be terminated or cease to be in full force and effect, or the enforceability thereof shall be contested by Seller; or

      (h) any Seller shall grant, or suffer to exist, any Lien on any Purchased Item (except any Lien in favor of Buyer); or the Purchased Items shall not have been sold to Buyer, or the Liens contemplated hereby shall cease or fail to be first priority perfected Liens on any Purchased Items in favor of Buyer (other than by result of any action or inaction by the Buyer) or shall be Liens in favor of any Person other than Buyer; or

      (i) any Seller or Guarantor or any of its respective Affiliates shall be in default under (i) any Indebtedness of such Seller or of such Affiliate which default (1) involves the failure to pay a matured obligation of at least $5,000,000, or (2) permits the acceleration of the maturity of obligations by any other party to or beneficiary with respect to such Indebtedness, if the aggregate amount of the Indebtedness in respect of which such default or defaults shall have occurred is at least $5,000,000; (ii) any other material contract to which such Seller or such Affiliate is a party which default (1) involves the failure to pay a matured obligation of at least $5,000,000, or (2) permits the acceleration of the maturity of obligations by any other party to or beneficiary of such contract if the aggregate amount of such obligations is at least $5,000,000, or (iii) any Seller-Related Obligation; (j) (i) any Seller or an ERISA Affiliate shall engage in any "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any material "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of any Seller or any ERISA Affiliate, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of Buyer, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Plan shall terminate for purposes of Title IV of ERISA, (v) any Seller or any ERISA Affiliate shall, or in the reasonable opinion of Buyer is likely to, incur any liability in connection with a withdrawal from, or the insolvency or reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect; or

      (k) the Pledge and Security Agreements shall cease to create a valid and perfected security interest in favor of Buyer in the Capital Stock of any SPE Seller, as applicable, or any Seller shall so assert and such failure is not cured within thirty (30) days following notice thereof;

      (l) Guarantor shall be in default under any of its obligations under the guarantee set forth herein in Article XII; or

      (m) any Seller or Guarantor or any of its respective Affiliates shall be in default under any Interest Rate Protection Agreement or any Wachovia Interest Rate Protection Agreement or any document or agreement which governs or otherwise controls the Wachovia Letter of Credit or upon which such Wachovia Letter of Credit is drawn.

      Section 10.02 Remedies. (a) If an Event of Default shall have occurred and be continuing, the following rights and remedies are available to Buyer.

      (i) At the option of Buyer, exercised by written notice to the Sellers (which option shall be deemed to have been exercised, even if no notice is given, immediately upon the occurrence of an Act of Insolvency of any Seller), the Repurchase Date for each Transaction hereunder, if it has not already occurred, shall be deemed immediately to occur. Buyer shall (except upon the occurrence of an Act of Insolvency of any Seller) give notice to the Sellers of the exercise of such option as promptly as practicable.

      (ii) If Buyer exercises or is deemed to have exercised the option referred to in Section 10.02(a)(i),

            (A) (i) all of the Sellers' obligations in such Transactions to repurchase all Purchased Assets, at the Repurchase Price therefor on the Repurchase Date, and to pay all other amounts owed by the Sellers hereunder, shall thereupon become immediately due and payable, (ii) all Income paid after such exercise or deemed exercise shall be retained by Buyer and applied to the aggregate unpaid Repurchase Prices and any other amounts owed by the Sellers hereunder, and (iii) each Seller shall immediately deliver to Buyer any Purchased Assets subject to such Transactions then in such Seller's possession or control;

            (B) from and after the exercise or deemed exercise of such option, to the extent permitted by applicable law, the Repurchase Price with respect to each such Transaction shall be determined by daily application of, on a 360 day per year basis for the actual number of days during the period from and including the date of the exercise or deemed exercise of such option to but excluding the date of payment of the Repurchase Price, (x) the Post-Default Rate to (y) the Repurchase Price for such Transaction as of the Repurchase Date (decreased as of any day by (i) any amounts actually in the possession of Buyer pursuant to clause (C) of this subsection, (ii) any proceeds from the sale of Purchased Assets applied to the Repurchase Price pursuant to Section 10.02(a)(iv), and (iii) any amounts applied to the Repurchase Price pursuant to
Section 10.02(a); and

            (C) all Income actually received by Buyer pursuant to Section 5.01 (excluding any Late Payment Fees paid pursuant to Section 3.06(a)) shall be applied to the aggregate unpaid Repurchase Price owed by the applicable Seller.

      (iii) Upon the occurrence and during the continuance of one or more Events of Default, Buyer shall have the right to obtain physical possession of the Servicing Records (subject to the provisions of the Custodial Agreement) and all other files of the applicable Seller relating to the Purchased Assets and all documents relating to the Purchased Assets which are then or may thereafter come into the possession of such Seller or any third party acting for such Seller and such Seller shall deliver to Buyer such assignments as Buyer shall request and Buyer shall have the right to appoint any Person to act as Servicer for the Purchased Assets. Buyer shall be entitled to specific performance of all agreements of the Sellers contained in the Repurchase Documents.

      (iv) Five (5) Business Days following written notice to the Sellers (which notice may be the written notice given under Section 10.02(a)(i)), in the event the Sellers have not repurchased all Purchased Assets (other than in the case of CMBS), and two (2) Business Days following such notice in the case of CMBS, Buyer may (A) immediately sell, without demand or further notice of any kind, at a public or private sale and at such price or prices as Buyer may deem satisfactory any or all Purchased Assets subject to such Transactions hereunder and apply the proceeds thereof to the aggregate unpaid Repurchase Price and any other amounts owing by the Sellers hereunder or (B) in its sole discretion elect, in lieu of selling all or a portion of such Purchased Assets, to give the Sellers credit for such Purchased Assets in an amount equal to the Market Value of the Purchased Assets against the aggregate unpaid Repurchase Price and any other amounts owing by the Sellers hereunder. The proceeds of any disposition of Purchased Assets shall be applied first to the costs and expenses incurred by Buyer in connection with any Seller's default; second to costs of related covering and/or related hedging transactions; third to the aggregate Repurchase Price; and fourth to any other outstanding obligation of any Seller to Buyer or its Affiliates under this Agreement.

      (v) Each Seller agrees that Buyer may seek to obtain an injunction or an order of specific performance to compel such Seller to fulfill any of its obligations as set forth in Article XI, if such Seller fails or refuses to perform its obligations as set forth therein.

      (vi) Each Seller shall be liable to Buyer, payable as and when incurred by Buyer, for (A) the amount of all actual out-of-pocket expenses, including legal or other expenses incurred by Buyer in connection with or as a consequence of any Event of Default, and (B) all costs actually incurred in connection with hedging or covering transactions.

      (vii) Buyer shall have, in addition to its rights hereunder, any rights otherwise available to it under any other agreement or applicable law.

      (b) Buyer may exercise one or more of the remedies available to Buyer immediately upon and during the continuance of an Event of Default and, except to the extent provided in Sections 10.02(a)(i) and 10.02(a)(iv), at any time thereafter without notice to any Seller. All rights and remedies arising under this Agreement as amended from time to time hereunder are cumulative and not exclusive of any other rights or remedies which Buyer may have.

      (c) Buyer may enforce its rights and remedies hereunder without prior judicial process or hearing, and each Seller hereby expressly waives any defenses such Seller might otherwise have to require Buyer to enforce its rights by judicial process. Each Seller also waives any defense (other than a defense of payment or performance) such Seller might otherwise have arising from the use of nonjudicial process, enforcement and sale of all or any portion of the Purchased Items, or from any other election of remedies. Each Seller recognizes that nonjudicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm's-length.

      (d) To the extent permitted by applicable law, each Seller shall be liable to Buyer for interest on any amounts owing by such Seller hereunder, from the date such Seller becomes liable for such amounts hereunder until such amounts are (i) paid in full or (ii) satisfied in full by the exercise of Buyer's rights hereunder. Interest on any sum payable by any Seller to Buyer under this Section 10.02(d) shall be at a rate equal to the Post-Default Rate.

                                   ARTICLE XI

                                    SERVICING

      Section 11.01 Seller Covenants. Each Seller covenants to cause the servicing of the Mortgage Assets to be maintained in conformity with Accepted Servicing Practices and in a manner at least equal in quality to the servicing such Seller would provide for Mortgage Assets which it owns. In the event that the preceding language is interpreted as constituting one or more servicing contracts, each such servicing contract shall terminate automatically upon the earliest of (i) an Event of Default, (ii) the date on which this Agreement terminates or (iii) the transfer of servicing approved by Buyer in accordance with the terms of this Agreement.

      Section 11.02 Seller as Servicer. If the Mortgage Assets are serviced by an Affiliate of the Sellers, each Seller agrees that, until the repurchase of a Mortgage Asset on a Repurchase Date for a Mortgage Asset, Buyer is the owner of all servicing records, including but not limited to any and all servicing agreements, files, documents, records, data bases, computer tapes, copies of computer tapes, proof of insurance coverage, insurance policies, appraisals, other closing documentation, payment history records, and any other records relating to or evidencing the servicing of such Mortgage Asset (the "Servicing Records"). Each Seller covenants to safeguard such Servicing Records and to deliver them promptly to Buyer or its designee (including the Custodian) at Buyer's request.

      Section 11.03 Third Party Servicer. If any Mortgage Assets are serviced by a person other than an Affiliate of the Sellers (such third party, the "Servicer"), (i) the Sellers shall, in accordance with Section 3.02(g), provide to Buyer a copy of the servicing agreement, which shall be in form and substance reasonably acceptable to Buyer (the "Servicing Agreement") and (ii) each Seller hereby irrevocably assigns to Buyer, and Buyer's successors and assigns, all of such Seller's right, title and interest in, to and under, and the benefits of, each Servicing Agreement pertaining to any Mortgage Assets. Each Seller agrees that no Person shall assume the servicing obligations with respect to any Mortgage Assets as successor to the Servicer unless such successor is approved in writing by Buyer (which approval shall not be unreasonably withheld or delayed) prior to such assumption of servicing obligations. Buyer hereby agrees that upon the repurchase of any Mortgage Asset, Buyer shall assign back to the applicable Seller all of Buyer's right, title and interest in, to and under, and the benefits of, any Servicing Agreement pertaining to such Mortgage Asset.

      Section 11.04 Event of Default. If the servicer of the Mortgage Assets is a Seller or an Affiliate of a Seller, upon the occurrence and during the continuance of an Event of Default, Buyer shall have the right to terminate such Seller or Affiliate as servicer of the Mortgage Assets and transfer servicing to its designee, at no cost or expense to Buyer, at any time thereafter. If the servicer of the Mortgage Assets is not a Seller, Buyer shall have the right, as contemplated in the applicable Servicer Notice, upon the occurrence of an Event of Default, to terminate any applicable Servicing Agreement and transfer servicing to its designee, at no cost or expense to Buyer, it being agreed that the Sellers will pay any and all fees required to terminate such Servicing Agreement and to effectuate the transfer of servicing to the designee of Buyer.

      Section 11.05 Modification. After the Purchase Date, until the repurchase of any Mortgage Asset, no Seller will have any right to modify or alter any material term of such Mortgage Asset and no Seller will have any obligation or right to repossess such Mortgage Asset or substitute another Mortgage Asset, in each case except as provided in the Custodial Agreement.

      Section 11.06 Inspection. In the event a Seller or its Affiliate is servicing the Mortgage Assets, such Seller or Affiliate shall permit Buyer to inspect such Seller's or Affiliate's servicing facilities, as the case may be, for the purpose of satisfying Buyer that such Seller or Affiliate, as the case may be, has the ability to service the Mortgage Assets as provided in this Agreement.

                                  ARTICLE XII

                                    Guarantee

      Section 12.01 Guarantee.

      (a) Guarantor hereby, unconditionally and irrevocably, guarantees to the Buyer, and its successors, indorsees, transferees and assigns, the prompt and complete payment and performance by each Seller when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations. For purposes of the guarantee set forth in this Article XII, "Obligations" shall mean all obligations and liabilities of each Seller to the Buyer, whether heretofore, now, or hereafter made, incurred or created, whether voluntary or involuntary and however arising, absolute or contingent, liquidated or unliquidated, determined or undetermined, which may arise under, or out of or in connection with the Agreement and any of the documents made, delivered or given in connection therewith or herewith whether or not such obligations are from time to time reduced, or extinguished and thereafter increased or incurred, whether any such Seller may be liable individually or jointly with others, whether or not recovery upon such obligations may be or hereafter become barred by any statute of limitations, and whether or not such obligations may be or hereafter become otherwise invalid or unenforceable. This is a guaranty of payment and not of collection. The liability of Guarantor hereunder shall be direct and immediate and not conditional or contingent upon the occurrence of any event.

      (b) Guarantor further agrees to pay any and all reasonable out-of-pocket expenses (including, without limitation, all fees and disbursements of counsel) which may be paid or incurred by the Buyer in enforcing, or obtaining advice of counsel in respect of, any rights with respect to, or collecting, any or all of the Obligations and/or enforcing any rights with respect to, or collecting against, Guarantor hereunder. Such agreement shall remain in full force and effect until all of the Obligations are paid in full, the Buyer shall have no obligations remaining under this Agreement and the Facility Termination Date shall have occurred, notwithstanding that from time to time prior thereto the Sellers may be free from any Obligations.

      (c) No payment or payments made by any Seller or Guarantor, any other guarantor or any other Person or received or collected by the Buyer from any Seller or Guarantor, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of Guarantor hereunder and Guarantor shall, notwithstanding any such payment or payments other than payments made by Guarantor in respect of the Obligations or payments received or collected from Guarantor in respect of the Obligations, remain liable for the Obligations up to the maximum liability of Guarantor hereunder until all of the Obligations are paid in full, the Buyer shall have no obligations remaining under this Agreement and this Agreement shall have expired or been terminated.

      Section 12.02 Right of Set-off. In addition to any rights and remedies provided by this Agreement and by law, Guarantor hereby irrevocably authorizes the Buyer at any time and from time to time without notice to Guarantor, any such notice being expressly waived by Guarantor to the extent permitted by applicable law, upon any amount becoming due and payable by Guarantor or any Seller hereunder (whether at the stated maturity, by acceleration or otherwise), to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by any Buyer or any of its respective Affiliates to or for the credit or the account of Guarantor, or any part thereof in such amounts as such Buyer may elect, against and on account of the obligations and liabilities of Guarantor to the Buyer hereunder and claims of every nature and description of the Buyer against Guarantor, in any currency, whether arising hereunder or otherwise, as the Buyer may elect, whether or not the Buyer has made any demand for payment and although such obligations, liabilities and claims may be contingent or unmatured. The Buyer shall notify Guarantor promptly of any such set-off and the application made thereby; provided, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Buyer under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) which the Buyer may have.

      Section 12.03 No Subrogation. Notwithstanding any payment or payments made by Guarantor hereunder or any set-off or application of funds of a Guarantor by the Buyer, Guarantor shall not be entitled to be subrogated to any of the rights of the Buyer against any Seller or any other guarantor or any collateral security or guarantee or right of offset held by the Buyer for the payment of the Obligations, nor shall Guarantor seek or be entitled to seek any contribution or reimbursement from any Seller or any other guarantor in respect of payments made by such Guarantor hereunder until all amounts owing to the Buyer by all Sellers on account of the Obligations are paid in full, the Buyer shall have no remaining obligations under this Agreement and this Agreement shall have expired or been terminated. If any amount shall be paid to Guarantor on account of such subrogation rights at any time when all of the Obligations shall not have been paid in full, such amount shall be held by such Guarantor in trust for the Buyer, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Buyer in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Buyer, if required), to be applied against the Obligations, whether matured or unmatured, in such order as the Buyer may determine.

      Section 12.04 Amendments, etc. with respect to the Obligations; Waiver of Rights. Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against Guarantor and without notice to or further assent by Guarantor, any demand for payment of any of the Obligations made by the Buyer may be rescinded by such party and any of the Obligations continued, and the Obligations, or the liability of any other party upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Buyer, and this Agreement and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Buyer may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by the Buyer for the payment of the Obligations may be sold, exchanged, waived, surrendered or released. The Buyer shall not have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Obligations or for this Agreement or any property subject thereto. When making any demand hereunder against Guarantor, the Buyer may, but shall be under no obligation to, make a similar demand on the Sellers or any other guarantor, and any failure by the Buyer to make any such demand or to collect any payments from any Seller or other guarantor or any release of any Seller or other guarantor shall not relieve Guarantor of its obligations or liabilities hereunder, and shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of the Buyer against Guarantor. For the purposes hereof "demand" shall include the commencement and continuance of any legal proceedings.

      Section 12.05 Guarantee Absolute and Unconditional. Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance by the Buyer upon the provisions of this Section or acceptance of this Agreement; the Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon this Agreement; and all dealings between the Sellers and Guarantor, on the one hand, and the Buyer, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon this Agreement. Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon any Seller or other guarantor with respect to the Obligations. Guarantor understands and agrees that the provisions of this Article XII shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity, regularity or enforceability of this Agreement or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Buyer,
(b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by any Seller against the Buyer, or (c) any other circumstance whatsoever (with or without notice to or knowledge of any Seller or Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of any Seller for the Obligations, or of Guarantor, in bankruptcy or in any other instance. When pursuing its rights and remedies hereunder against Guarantor, the Buyer may, but shall be under no obligation to, pursue such rights and remedies as it may have against the Sellers or any other Person or against any collateral security or guarantee for the Obligations or any right of offset with respect thereto, and any failure by the Buyer to pursue such other rights or remedies or to collect any payments from any Seller or any such other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of any Seller or any such other Person or any such collateral security, guarantee or right of offset, shall not relieve Guarantor of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Buyer against Guarantor. The provisions of this Article XII shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon Guarantor and its successors and assigns, and shall inure to be benefit of the Buyer, and its successors, indorsees, transferees and assigns, until all of the Obligations and the obligations of Guarantor hereunder shall have been satisfied by payment in full, the Buyer shall have no remaining obligations under this Agreement and the Facility Termination Date shall have occurred, notwithstanding that from time to time prior thereto the Sellers may be free from any Obligations.

      Section 12.06 Reinstatement. The guarantee provisions of this Article XII shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by the Buyer upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Guarantor or any Seller, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, Guarantor or any Seller or any substantial part of its property, or otherwise, all as though such payments had not been made.

                                  ARTICLE XIII

                                  MISCELLANEOUS

      Section 13.01 Indemnification and Expenses. (a) Each Seller, jointly and severally, agrees to indemnify and hold harmless Buyer and each of its Affiliates and Subsidiaries and their present and former respective officers, directors, employees, agents, advisors and other representatives (each, an "Indemnified Party") from and against any and all claims, damages, losses, liabilities, costs, and expenses (including, without limitation, attorneys' fees and disbursements) ("Costs") that may be incurred by or asserted or awarded against any Indemnified Party, in each case relating to or arising out of this Agreement, any other Repurchase Document or any transaction contemplated hereby or thereby, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, any other Repurchase Document or any transaction contemplated hereby or thereby, except to the extent such claim, damage, loss, liability, cost, or expense is found in a final, non appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party's gross negligence or willful misconduct. Without limiting the generality of the foregoing, each Seller agrees to hold any Indemnified Party harmless from and indemnify such Indemnified Party against all Costs with respect to all Mortgage Assets relating to or arising out of any environmental condition or any violation or alleged violation of any law, rule or regulation, except to the extent such claim, damage, loss, liability, cost, or expense is found in a final, non appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party's gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 13.01 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Seller, its directors, shareholders or creditors or an Indemnified Party or any other Person or any Indemnified Party is otherwise a party thereto and whether or not any transaction contemplated hereby is consummated. In any suit, proceeding or action brought by an Indemnified Party in connection with any Purchased Asset for any sum owing thereunder, or to enforce any provisions of any Mortgage Asset following a Default or Event of Default, each Seller will save, indemnify and hold such Indemnified Party harmless from and against all expense, loss or damage suffered by reason of any defense, set-off, counterclaim, recoupment or reduction or liability whatsoever of the account debtor or obligor thereunder, arising out of a breach by any Seller of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to or in favor of such account debtor or obligor or its successors from any Seller. Each Seller also agrees to reimburse an Indemnified Party as and when billed by such Indemnified Party for all the Indemnified Party's actual out-of-pocket costs and expenses incurred in connection with the enforcement or the preservation of Buyer's rights under this Agreement, any other Repurchase Document or any transaction contemplated hereby or thereby, including without limitation the fees and disbursements of its counsel.

      (b) Each Seller shall, whether or not any transaction contemplated hereby is consummated: (i) pay as when billed by Buyer, and in any event within three
(3) days after demand from Buyer, all reasonable out-of-pocket costs and expenses (including, without limitation, all actual and reasonable fees and disbursements of outside legal counsel) (A) of Buyer in connection with the development, preparation, execution and delivery of, and any amendment, supplement or modification to, this Agreement, any other Repurchase Document or any other documents prepared in connection herewith or therewith and the documents and instruments referred to herein and therein (including, without limitation, all reasonable fees, disbursements and expenses of Cadwalader, Wickersham & Taft LLP incurred as of the date of this Agreement, which amount shall be deducted from the Purchase Price paid for the first Transaction hereunder) and (B) of Buyer in connection with the enforcement of this Agreement and the other Repurchase Documents and any amendment, waiver or consent relating hereto or thereto and the documents and instruments referred to herein and therein; (ii) pay and hold Buyer harmless from and against any and all present and future stamp, documentary, issue, sales and use, value added, property and other similar taxes (other than taxes imposed on net income) with respect to the matters described in foregoing clause (i) and hold Buyer harmless from and against any and all liabilities with respect to or resulting from any delay or omission to pay such taxes; and (iii) indemnify each Indemnified Party from and hold each of them harmless against any and all Costs incurred by any of them as a result of, or arising out of, or in any way related to, or by reason of, the use of the proceeds of any Transaction hereunder or the consummation of any transactions contemplated herein or in any other Repurchase Document, including, without limitation, any environmental liabilities with respect to any real estate or other assets held by any Seller or any of its Affiliates (but excluding any such Costs to the extent incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified).

      (c) Without prejudice to the survival of any other agreement of any Seller hereunder, the agreements and obligations of each Seller contained in this
Section 13.01 shall survive the repayment of all amounts owing to Buyer by the Sellers under the Repurchase Documents and the termination of the commitment of Buyer hereunder, for a period not to exceed, for any claim or potential claim under this Section 13.01, the applicable statute of limitations for such claim.

      Section 13.02 Single Agreement. Each Seller and Buyer acknowledge that, and have entered hereinto and will enter into each Transaction hereunder in consideration of and in reliance upon the fact that, all Transactions hereunder constitute a single business and contractual relationship and that each has been entered into in consideration of the other Transactions. Accordingly, each of the Sellers and Buyer agrees (i) to perform all of its obligations in respect of each Transaction hereunder, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Transactions hereunder, (ii) that each of them shall be entitled to set off claims and apply property held by them in respect of any Transaction against obligations owing to them in respect of any other Transaction hereunder, (iii) that payments, deliveries, and other transfers made by either of them in respect of any Transaction shall be deemed to have been made in consideration of payments, deliveries, and other transfers in respect of any other Transactions hereunder, and the obligations to make any such payments, deliveries, and other transfers may be applied against each other and netted and (iv) to promptly provide notice to the other after any such set off or application.

      Section 13.03 Notices and Other Communications. Except as otherwise expressly permitted by this Agreement, all notices, requests and other communications provided for herein and under the Custodial Agreement (including without limitation any modifications of, or waivers, requests or consents under, this Agreement) shall be given or made in writing (including without limitation by email, telex or telecopy) delivered to the intended recipient at the "Address for Notices" specified below its name on the signature pages hereof or thereof); or, as to any party, at such other address as shall be designated by such party in a written notice to each other party. Except as otherwise provided in this Agreement and except for notices given under Article III (which shall be effective only on receipt), all such communications shall be deemed to have been duly given when transmitted by Electronic Transmission or telecopy (upon receipt of confirmation) or personally delivered or, in the case of a mailed notice, upon receipt.

      Section 13.04 Entire Agreement; Severability. This Agreement together with the other Repurchase Documents and the Account Control Agreement constitute the entire understanding between the Sellers and Buyer with respect to the subject matter it covers and shall supersede any existing agreements between the parties containing general terms and conditions for repurchase transactions involving Purchased Assets. By acceptance of this Agreement, the Sellers and Buyer acknowledge that they have not made, and are not relying upon, any statements, representations, promises or undertakings not contained in this Agreement. Each provision and agreement herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement.

      Section 13.05 Assignments and Participations; Hypothecation of Purchased Assets.

      (a) No Seller may assign any of its rights or obligations under this Agreement without the prior written consent of Buyer, not to be unreasonably withheld or delayed, and any attempt by any Seller to assign any of its rights or obligations under this Agreement without the prior written consent of Buyer shall be null and void. Buyer may upon notice to the Sellers and without consent of any Seller, sell to one or more banks, financial institutions or other entities ("Participants") participating interests in any Transaction, its interest in the Purchased Assets, or any other interest of Buyer under this Agreement. Buyer may, at any time and from time to time, assign to any Person (an "Assignee" and together with Participants, each a "Transferee" and collectively, the "Transferees") all or any part of its rights and interest in the Purchased Assets, or any other interest of Buyer under this Agreement; provided, (i) that unless Buyer is assigning all of its rights and interests in the Purchased Assets and under this Agreement, in which case there shall be no minimum transfer amount, each such assignment shall be in a minimum of amount of $5,000,000 and (ii) so long as no Default or Event of Default exists and so long as all Margin Deficits are timely satisfied in accordance with Article IV hereof, Buyer shall not assign all or any part of its rights and interest in the Purchased Assets, or any other interest of Buyer under this Agreement, to the extent that, after giving effect to such assignment, Buyer is no longer the "lead" financial institution under this Agreement or any Person other than Buyer is agent for the financial institutions parties hereto. Each Seller agrees to cooperate with Buyer in connection with any such assignment, transfer or sale of participating interest and to enter into such restatements of, and amendments, supplements and other modifications to, this Agreement in order to give effect to such assignment, transfer or sale at no cost to Seller.

      (b) Title to all Purchased Assets and Purchased Items shall pass to Buyer and Buyer shall have free and unrestricted use of all Purchased Assets. Nothing in this Agreement shall preclude Buyer from engaging in repurchase transactions with the Purchased Assets and Purchased Items or otherwise selling, pledging, repledging, transferring, hypothecating, or rehypothecating the Purchased Assets and Purchased Items, all on terms that Buyer may determine in its sole discretion; provided, however, that Buyer shall transfer the Purchased Assets to the applicable Seller on the applicable Repurchase Date free and clear of any pledge, Lien, security interest, encumbrance, charge or other adverse claim on any of the Purchased Assets. Nothing contained in this Agreement shall obligate the Buyer to segregate any Purchased Assets or Purchased Items transferred to Buyer by any Seller.

      Section 13.06 GOVERNING LAW. THIS AGREEMENT AND THE OTHER REPURCHASE DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

      Section 13.07 SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL.

            (A) Any legal action or proceeding against any Seller OR GUARANTOR with respect to this Agreement or any other Repurchase Document to which such Seller OR GUARANTOR is a party may be brought in the courts of the State of New York or of the United States for the Southern District of New York, and, by execution and delivery of this Agreement, such Seller OR GUARANTOR, AS APPLICABLE, hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. Each Seller AND GUARANTOR, FOR ITSELF, irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to such Seller at its address as designated in accordance with
Section 13.03 of this Agreement, such service to become effective ten (10) days after such mailing. Nothing herein shall affect the right of Buyer to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against any Seller in any other jurisdiction.

            (B) Each Seller OR GUARANTOR, AS APPLICABLE, hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement or any other Repurchase Document brought in the courts referred to in clause (a) above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

            (C) EACH OF THE PARTIES TO THIS AGREEMENT HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE OTHER REPURCHASE DOCUMENTS OR ANY DEALINGS, COURSE OF DEALINGS, COURSE OF CONDUCT BETWEEN THEM, OR ANY STATEMENTS (WHETHER ORAL OR WRITTEN) OR OTHER ACTIONS OF ANY PARTY, RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT OR THE RELATIONSHIP THAT IS BEING ESTABLISHED HEREBY, INCLUDING, WITHOUT LIMITATION, ANY ACTION OF BUYER RELATING TO THE ADMINISTRATION OF THE TRANSACTIONS OR THE ENFORCEMENT OF THE REPURCHASE DOCUMENTS, AND NONE OF THE PARTIES HERETO WILL SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED.

            (D) EXCEPT AS PROHIBITED BY LAW, EACH SELLER AND GUARANTOR, FOR ITSELF, HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. EACH SELLER AND GUARANTOR, FOR ITSELF, CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF BUYER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT BUYER WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including without limitation contract claims, tort claims, breach of duty claims and all other common law and statutory claims.

            (E) Each party hereto acknowledges that this waiver is a material inducement to enter into a business relationship, that each has already relied on this waiver in entering into this Agreement, and that each will continue to rely on this waiver in their related future dealings. Each party hereto further warrants and represents that it has reviewed this waiver with its legal counsel and that knowingly and voluntarily waives its jury trial rights following consultation with legal counsel.

            (F) THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR ANY OF THE OTHER REPURCHASE DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO ANY TRANSACTION ENTERED INTO HEREUNDER. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

      Section 13.08 Amendments; Waivers; Remedies Cumulative. Except as otherwise expressly provided in this Agreement, any provision of this Agreement may be modified or supplemented only by an instrument in writing signed by each of the Sellers and Buyer. Any provision of this Agreement may be waived by Buyer; provided, that no failure or delay on the part of Buyer in exercising any right, power or privilege hereunder or under any other Repurchase Document and no course of dealing with respect to any right, power or privilege hereunder or under any other Repurchase Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Repurchase Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights, powers and remedies herein or in any other Repurchase Document expressly provided are cumulative and not exclusive of any rights, powers or remedies which Buyer would otherwise have. No notice to or demand on any Seller in any case shall entitle any Seller to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of Buyer to any other or further action in any circumstances without notice or demand. An Event of Default shall be deemed to be continuing unless expressly waived by Buyer in writing.

      Section 13.09 Intent. (a) The parties recognize that each Transaction is not a "Repurchase Agreement" as that term is defined in Section 101 of Title 11 of the United States Code, as amended (except insofar as the sub-limit of Purchased Assets subject to such Transaction or the term of such Transaction would render such definition applicable), or a "Securities Contract" as that term is defined in Section 741 of Title 11 of the United States Code, as amended (except insofar as the type of Purchased Assets subject to such Transaction would render such definition applicable).

      (b) It is understood that either party's right to liquidate Purchased Assets delivered to it in connection with Transactions hereunder or to exercise any other remedies pursuant to Section 10.02 hereof is a contractual right to liquidate such Transaction as described in Sections 555 and 559 of Title 11 of the United States Code, as amended.

      (c) The parties agree and acknowledge that if a party hereto is an "Insured Depository Institution," as such term is defined in the Federal Deposit Insurance Act, as amended ("FDIA"), then each Transaction hereunder is a "Qualified Financial Contract," as that term is defined in FDIA and any rules, orders or policy statements thereunder (except insofar as the type of Purchased Assets subject to such Transaction would render such definition inapplicable).

      (d) It is understood that this Agreement constitutes a "Netting Contract" as defined in and subject to Title IV of the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") and each payment entitlement and payment obligation under any Transaction hereunder shall constitute a "Covered Contractual Payment Entitlement" or "Covered Contractual Payment Obligation", respectively, as defined in and subject to FDICIA (except insofar as one or both of the parties is not a "Financial Institution" as that term is defined in FDICIA or regulations promulgated thereunder).

      Section 13.10 Joint and Several Liability.

      (a) Each Seller hereby acknowledge and agree that such Seller shall be jointly and severally liable to Buyer to the maximum extent permitted by applicable law for all representations, warranties, covenants, obligations and indemnities of all Sellers hereunder.

      (b) Each Seller hereby agrees that, to the extent another Seller shall have paid more than its proportionate share of any payment made hereunder, such Seller shall be entitled to seek and receive contribution from and against any other Seller which has not paid its proportionate share of such payment; provided however, that the provisions of this clause shall in no respect limit the obligations and liabilities of any Seller to Buyer, and, notwithstanding any payment or payments made by any Seller (the "paying Seller") hereunder or any set-off or application of funds of the paying Seller by Buyer, the paying Seller shall not be entitled to be subrogated to any of the rights of Buyer against any other Seller or any collateral security or guarantee or right of offset held by Buyer, nor shall the paying Seller seek or be entitled to seek any contribution or reimbursement from the other Seller in respect of payments made by the paying Seller hereunder, until all amounts owing to Buyer by the Sellers under the Repurchase Documents are paid in full. If any amount shall be paid to the paying Seller on account of such subrogation rights at any time when all such amounts shall not have been paid in full, such amount shall be held by the paying Seller in trust for Buyer, segregated from other funds of the paying Seller, and shall, forthwith upon receipt by the paying Seller, be turned over to Buyer in the exact form received by the paying Seller (duly indorsed by the paying Seller to Buyer, if required), to be applied against amounts owing to Buyer by the Sellers under the Repurchase Documents, whether matured or unmatured, in such order as Buyer may determine.

      (c) Each Seller shall remain obligated under this Section 13.10 notwithstanding that, without any reservation of rights against such Seller and without notice to or further assent by such Seller, any demand by Buyer for payment of any amounts owing to Buyer by any other Seller under the Repurchase Documents may be rescinded by Buyer and any the payment of any such amounts may be continued, and the liability of any other party upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by Buyer, and this Agreement and the other Repurchase Documents and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as Buyer may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by Buyer for the payment of amounts owing to Buyer by the Sellers under the Repurchase Documents may be sold, exchanged, waived, surrendered or released. Buyer shall not have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for amounts owing to Buyer by the Sellers under the Repurchase Documents, or any property subject thereto. When making any demand hereunder against any Seller, Buyer may, but shall be under no obligation to, make a similar demand on any other Seller, and any failure by Buyer to make any such demand or to collect any payments from any other Seller, or any release of such other Seller shall not relieve any Seller in respect of which a demand or collection is not made or the Sellers not so released of their obligations or liabilities hereunder, and shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of Buyer against the Sellers. For the purposes hereof "demand" shall include the commencement and continuance of any legal proceedings.

      (d) Each Seller waives any and all notice of the creation, renewal, extension or accrual of any amounts at any time owing to Buyer by any other Seller under the Repurchase Documents and notice of or proof of reliance by Buyer upon such Seller or acceptance of the obligations of such Seller under this Section 13.10, and all such amounts, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the obligations of the Sellers under this
Section 13.10; and all dealings between the Sellers, on the one hand, and Buyer, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the obligations of the Sellers under this Section
13.10. Each Seller waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon such Seller with respect to any amounts at any time owing to Buyer by such Seller under the Repurchase Documents, other than such notices as are expressly required to be given under this Agreement or any of the other Repurchase Documents. Each Seller understands and agrees that it shall continue to be liable under this Section 13.10 without regard to (a) the validity, regularity or enforceability of any other provision of this Agreement or any other Repurchase Document, any amounts at any time owing to Buyer by the Sellers under the Repurchase Documents, or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by Buyer, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by any Seller against Buyer, or (c) any other circumstance whatsoever (with or without notice to or knowledge of the Sellers) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Sellers for any amounts owing to Buyer by the Sellers under the Repurchase Documents, or of the Sellers under this Agreement, in bankruptcy or in any other instance. When pursuing its rights and remedies hereunder against any Seller, Buyer may, but shall be under no obligation to, pursue such rights and remedies as it may have against such Seller or any other Person or against any collateral security or guarantee related thereto or any right of offset with respect thereto, and any failure by Buyer to pursue such other rights or remedies or to collect any payments from such Seller or any such other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of such Seller or any such other Person or any such collateral security, guarantee or right of offset, shall not relieve Seller of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of Buyer against Seller.

      Section 13.11 Periodic Due Diligence Review. Each Seller acknowledges that Buyer has the right to perform continuing due diligence reviews with respect to the Purchased Assets, for purposes of verifying compliance with the representations, warranties and specifications made hereunder, or otherwise, and such Seller agrees that upon reasonable (but no less than three (3) Business Day's) prior notice unless an Event of Default shall have occurred and be continuing, in which case no notice is required, to such Seller, Buyer or its authorized representatives will be permitted during normal business hours to examine, inspect, and make copies and extracts of, the Mortgage Asset Files and any and all documents, records, agreements, instruments or information relating to such Purchased Assets in the possession or under the control of such Seller and/or the Custodian. Each Seller also shall make available to Buyer a knowledgeable financial or accounting officer for the purpose of answering questions respecting the Mortgage Asset Files and the Purchased Assets. Without limiting the generality of the foregoing, each Seller acknowledges that Buyer may purchase Mortgage Assets from the applicable Seller based solely upon the information provided by such Seller to Buyer in the respective Underwriting Package and the representations, warranties and covenants contained herein, and that Buyer, at its option and at its own cost and expense (unless otherwise agreed to by the parties hereto), has the right at any time to conduct a partial or complete due diligence review on some or all of the Purchased Assets purchased in a Transaction, including without limitation ordering new credit reports and new appraisals on the related Mortgaged Properties and otherwise re-generating the information used to originate such Purchased Asset. Buyer may underwrite such Purchased Assets itself or engage a mutually agreed upon third party underwriter to perform such underwriting. Each Seller agrees to cooperate with Buyer and any third party underwriter in connection with such underwriting, including, but not limited to, providing Buyer and any third party underwriter with reasonable access to any and all documents, records, agreements, instruments or information relating to such Purchased Assets in the possession, or under the control, of such Seller. In the event that an Event of Default shall have occurred, the Sellers shall reimburse Buyer for any and all reasonable out-of-pocket costs and expenses incurred by Buyer in connection with any due diligence review conducted by the Buyer pursuant to this Section 13.11 following the occurrence and during the continuation of such Default or Event of Default.

      Section 13.12 Buyer's Appointment as Attorney-in-Fact. (a) Following the occurrence and during the continuance of an Event of Default, each Seller hereby irrevocably constitutes and appoints Buyer and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact (coupled with an interest) with full irrevocable power and authority in the place and stead of such Seller and in the name of such Seller or in its own name, from time to time in Buyer's discretion, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate lawful action and to execute any and all documents and instruments which may be reasonably necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, each Seller hereby gives Buyer the power and right, on behalf of such Seller, without assent by, but with written notice to, such Seller, to do the following:

      (i) in the name of such Seller, or in its own name, or otherwise, to take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due with respect to any Purchased Items and to file any claim or to take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by Buyer for the purpose of collecting any and all such moneys due with respect to any other Purchased Items whenever payable;

      (ii) to pay or discharge taxes and Liens levied or placed on or threatened against the Purchased Items;

      (iii) (A) to direct any party liable for any payment under any Purchased Items to make payment of any and all moneys due or to become due thereunder directly to Buyer or as Buyer shall direct; (B) to ask or demand for, collect, receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Purchased Items; (C) to sign and endorse any invoices, assignments, verifications, notices and other documents in connection with any Purchased Items; (D) to commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Purchased Items or any proceeds thereof and to enforce any other right in respect of any Purchased Items; (E) to defend any suit, action or proceeding brought against such Seller with respect to any Purchased Items; (F) to settle, compromise or adjust without such Seller's consent any suit, action or proceeding described in clause (E) above and, in connection therewith, to give such discharges or releases as Buyer may deem appropriate; and (G) generally, to sell, transfer, pledge and make any agreement with respect to or otherwise deal with any Purchased Items as fully and completely as though Buyer were the absolute owner thereof for all purposes, and to do, at Buyer's option and such Seller's expense, at any time, and from time to time, all acts and things which Buyer deems necessary to protect, preserve or realize upon the Purchased Items and Buyer's Liens thereon and to effect the intent of this Agreement, all as fully and effectively as such Seller might do;

      (iv) to direct the actions of the Custodian with respect to the Purchased Items under the Custodial Agreement; and

      (v) to execute, from time to time, in connection with any sale provided for in Section 10.02, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Purchased Items.

      Each Seller hereby ratifies all that said attorneys shall lawfully do or cause to be done by the express terms hereof. This power of attorney is a power coupled with an interest and shall be irrevocable.

      (b) The powers conferred on Buyer hereunder are solely to protect Buyer's interests in the Purchased Items and Purchase Assets and shall not impose any duty upon it to exercise any such powers. Buyer shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither it nor any of its officers, directors, employees or agents shall be responsible to any Seller for any act or failure to act hereunder, except for its or their own gross negligence or willful misconduct.

      Section 13.13 Legal Matters. (a) If there is any conflict between the terms of this Agreement or any Transaction entered into hereunder and the Custodial Agreement, this Agreement shall prevail.

      (b) This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart.

      (c) The captions and headings appearing herein are for included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

      (d) Each Seller and Guarantor hereby acknowledges that:

      (i) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Repurchase Documents;

      (ii) Buyer has no fiduciary relationship to any Seller or Guarantor; and

      (iii) no joint venture exists between Buyer and any Seller or Guarantor.

      Section 13.14 Confidentiality. Each Seller, Guarantor and Buyer hereby acknowledge and agree that all information regarding the terms set forth in any of the Repurchase Documents or the Transactions contemplated thereby (the "Confidential Terms") shall be kept confidential and shall not be divulged to any party without the prior written consent of such other party except to the extent that (i) it is necessary to do so in working with legal counsel, auditors, taxing authorities or other governmental agencies or regulatory bodies or in order to comply with any applicable federal or state laws and regulations including, without limitation, federal securities laws and regulations applicable to Guarantor, any Seller or their respective Affiliates, (ii) any of the Confidential Terms are in the public domain other than due to a breach of this covenant, or (iii) in the event of a Default or an Event of Default Buyer determines such information to be necessary or desirable to disclose in connection with the marketing and sales of the Purchased Assets or otherwise to enforce or exercise Buyer's rights hereunder; provided that nothing herein shall prevent any party from disclosing any such information (i) to any other party to this Agreement, (ii) to any Transferee or potential Transferee which agrees to comply with the provisions of this Section, or (iii) to its Affiliates, employees, directors, agents, attorneys, accountants and other professional advisors or other Persons deemed necessary or appropriate in the reasonable judgment of the disclosing party, in each case who are made aware of and instructed to comply with the provisions of this Section 13.14; and, provided, further, that no disclosure made with respect to any Repurchase Document shall include a copy of such Repurchase Document to the extent that a summary would suffice in lieu thereof and in the event that it is necessary for a copy of any Repurchase Document to be disclosed, any specific terms set forth in such Repurchase Document with respect to fees, pricing, advance rates, financial covenants and the like shall be redacted therefrom prior to disclosure of such Repurchase Document unless otherwise explicitly required to comply with any laws or regulations. The provisions set forth in this section shall survive the termination of this Agreement for a period of one year following such termination.

      Section 13.15 Conflicts. In the event of any conflict between the terms of this Agreement, any other Repurchase Document and any Confirmation, the documents shall control in the following order of priority: first, the terms of the Confirmation shall prevail, then the terms of this Agreement shall prevail, and then the terms of the other Repurchase Documents shall prevail.

      Section 13.16 Right of Set-off. In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of such rights, each Seller hereby grants to Buyer a right of offset, to secure repayment of all amounts owing to Buyer by the Sellers under the Repurchase Documents, upon any and all monies, securities, collateral or other property of such Seller and the proceeds therefrom, now or hereafter held or received by Buyer or any entity under the control of Buyer and their respective successors and assigns (including, without limitation, branches and agencies of Buyer, wherever located), for the account of such Seller, whether for safekeeping, custody, pledge, transmission, collection, or otherwise, and also upon any and all deposits (general or specified) and credits of such Seller at any time existing. Buyer is hereby authorized at any time and from time to time upon the occurrence and during the continuance of an Event of Default, without notice to any Seller, to offset, appropriate, apply and enforce such right of offset against any and all items hereinabove referred to against any amounts owing to Buyer by the Sellers under the Repurchase Documents, irrespective of whether Buyer shall have made any demand hereunder and regardless of any other collateral securing such amounts. Each Seller shall be deemed directly indebted to Buyer in the full amount of all amounts owing to Buyer by the Sellers under the Repurchase Documents, and Buyer shall be entitled to exercise the rights of offset provided for above. ANY AND ALL RIGHTS TO REQUIRE BUYER TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE AMOUNTS OWING TO BUYER BY THE SELLERS UNDER THE REPURCHASE DOCUMENTS, PRIOR TO EXERCISING ITS RIGHT OF OFFSET WITH RESPECT TO SUCH MONIES, SECURITIES, COLLATERAL, DEPOSITS, CREDITS OR OTHER PROPERTY OF ANY SELLER, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED BY EACH SELLER.

      Section 13.17 Treatment of Certain Information. Notwithstanding anything to the contrary contained herein or in any related document, all Persons may disclose to any and all Persons, without limitation of any kind, the federal income tax treatment of any of the transactions contemplated by this Repurchase Agreement or any other related document, any fact relevant to understanding the federal tax treatment of such transactions and all materials of any kind (including opinions or other tax analyses) relating to such federal income tax treatment.

                               [SIGNATURES FOLLOW]

      IN WITNESS WHEREOF, the parties have entered into this Agreement as of the date set forth above.

                         SELLERS

                         CAPLEASE, LP

                         By:  CLF OP GENERAL PARTNER LLC, its General Partner

                           By:  Capital Lease Funding, Inc, the sole member of
                                 CLF OP GENERAL PARTNER LLC

                         By:
                           ----------------------------------------------------
                           Name:  Paul H. McDowell
                           Title:  Chief Executive Officer

                           Address for Notices:
                           -------------------
                           110 Maiden Lane
                           New York, NY 10005
                           Attn:  Paul H. McDowell
                           Telecopier No.:  (212) 217-6301

                            GUARANTOR

                            Capital Lease funding, inc.

                            By: /s/ Paul H. McDowell
                                ------------------------------------------------
                                Name:  Paul H. McDowell
                                Title:  Chief Executive Officer

                                Address for Notices:
                                -------------------
                                110 Maiden Lane
                                New York, NY 10005
                                Attn:  Paul H. McDowell
                                Telecopier No.:  (212) 217-6301

                            BUYER

                            WACHOVIA BANK, NATIONAL ASSOCIATION

                            By: /s/ Thomas Schubert
                                ------------------------------------------------
                                Name:  Thomas Schubert
                                Title:  Director

                                Address for Notices:
                                -------------------

                                301 South College Street
                                Charlotte, North Carolina 28288
                                Attn:  Thomas Schubert

                                Telecopier No.:  (704) 715-0066